UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2009 annual meeting of Alcoa shareholders. The meeting this year will be held on Friday, May 8 at 9:30 a.m. at the Senator John Heinz History Center, 1212 Smallman Street, Pittsburgh, Pennsylvania 15222. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

This proxy statement describes the items to be voted on at the meeting. In addition to voting, we will review the company’s major developments of 2008 and answer your questions. I hope you will participate in this review of our company’s business and operations.

Whether or not you will be attending the meeting, your vote is very important. Please vote by promptly submitting your proxy by mail, by the internet or by phone. The details are in your proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

Alain J. P. Belda Chairman of the Board

March 16, 2009

390 Park Avenue

New York, NY 10022-4608

NOTICE OF 2009 ANNUAL MEETING

March 16, 2009

Alcoa’s annual meeting of shareholders will be held on Friday, May 8, 2009 at 9:30 a.m. We will meet at the Senator John Heinz History Center, 1212 Smallman Street, Pittsburgh, Pennsylvania 15222. Shareholders of record of Alcoa common stock at the close of business on February 11, 2009 are entitled to vote at the meeting.

Shareholders will vote to:

•	elect four directors to serve new terms;

•	ratify the selection of the independent auditor for 2009;

•	approve the 2009 Alcoa Stock Incentive Plan;

•	consider a shareholder proposal; and

•	attend to other business properly presented at the meeting or any adjournment thereof.

You will need an admission ticket if you plan to attend the meeting. For registered holders, we have included an admission ticket with your proxy card. If a broker holds your shares and you would like to attend, please write to: Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

On behalf of Alcoa’s Board of Directors,

Donna Dabney Vice President, Secretary

PROXY STATEMENT

PROXY STATEMENT

THE ANNUAL MEETING AND VOTING

The Alcoa Board of Directors is soliciting proxies for the 2009 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. Distribution of these documents to shareholders is scheduled to begin on or about March 20, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 8, 2009—the proxy statement is available at http://www.alcoa.com/proxystatement and the annual report is available at www.alcoa.com/lnk/annualreport.

QUESTIONS AND ANSWERS

Who is entitled to vote and how many votes do I have?

If you are a common shareholder of record at the close of business on February 11, 2009, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the proxy form and have the proxy form available when you call or access the Internet website. The proxy committee will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings or stock purchase plans, you will receive one proxy card (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card or email proxy form, and in that case, you can and are urged to complete each of the proxies (that represent together your total shareholdings) with your vote. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare Trust Company, N.A., at 1 888 985-2058 (in the U.S. and Canada) or 1 781 575-2724 (all other calls) or through the Computershare website, http://www.computershare.com.

How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. on May 5, 2009.

Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting. (Please note that, in order to be counted, the revocation or change must be received by the cutoff time indicated on the proxy card, or by 11:59 p.m. on May 5, 2009 in the case of instructions to the trustee of an employee savings plan):

•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•	Vote again by telephone or at the Internet website.

•	Common shareholders of record may vote in person at the annual meeting.

•	Common shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder as of the close of business on February 11, 2009. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Alcoa, 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Voting

At the close of business on February 11, 2009, the record date for the meeting, Alcoa had outstanding 801,774,739 shares of common stock (excluding treasury shares). Each share of common stock is entitled to one vote.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

In any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation within 30 days of the final vote tally. The Board of Directors will decide whether to accept the resignation at its next regularly scheduled board meeting, through a process managed by the Governance and Nominating Committee, excluding the director in question. Thereafter, the Board of Directors promptly will disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the Securities and Exchange Commission. In reaching its decision, the board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the board and whether accepting the tendered resignation would cause the company to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws.

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Company, LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

Your comments are collected from the proxy card and the Internet if you vote by mailing the proxy card or by using the Internet. You may also send your comments to us in care of the Corporate Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

Yes, please see page 54 of this proxy statement for complete details.

When are the 2010 shareholder proposals due?

To be considered for inclusion in the 2010 proxy statement, shareholder proposals must be received in writing at our principal executive offices no later than November 20, 2009. Address all shareholder proposals to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2010 annual meeting, notice of intention to present the proposal must be received in writing at our principal executive offices by February 7, 2010. Address all notices of intention to present proposals at the 2010 annual meeting to: Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For information on the procedures for shareholder nominations of director candidates for the 2010 annual meeting, see “Nominating Candidates for Election to the Board” on page 54 of this proxy statement.

Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on May 8, 2009. You are invited to visit http://www.alcoa.com under “About Alcoa—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 8, 2009, to access the webcast of the meeting. Registration to the webcast is required. Pre-registration will be available beginning on May 1, 2009. An archived copy of the webcast also will be available on our website.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same last name and address and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement and Annual Report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you participate in householding and wish to receive a separate copy of this proxy statement and the 2008 Annual Report, please call 1 800 522-6757, or submit a request in writing to: Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, and a copy of each of these documents will be provided to you promptly.

If you do not wish to continue participating in householding and prefer to receive separate copies of future proxy statements and Annual Reports, please call 1 888 262-1102, or notify Alcoa in writing at the following address: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement and Annual Report, and you wish to receive only a single copy of each of these documents for your household, please contact Corporate Election Services as indicated above.

ITEM 1—ELECTION OF DIRECTORS

As of the date of this proxy statement, Alcoa’s Board of Directors has 14 members divided into three classes. Directors are elected for three-year terms. In November 2008, Patricia F. Russo was appointed to the class of directors whose terms expire in 2009. The terms for members of each class end in successive years. Directors appointed to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires.

The Board of Directors has nominated four directors, Kathryn S. Fuller, Judith M. Gueron, Patricia F. Russo and Ernesto Zedillo, to stand for re-election to the board for a three-year term expiring in 2012.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors, see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 54 of this proxy statement. The directors standing for re-election were evaluated by the other members of the Board of Directors and the conclusion was reached that each such nominee was well qualified to stand for re-election to the board. In addition, the Board of Directors determined that each nominee qualifies as an independent director under applicable regulations and the company’s guidelines for independence. See “Board, Committee and Director Evaluations” on page 52 and “Director Independence” on page 49 of this proxy statement.

The Board of Directors recommends a vote FOR ITEM 1, the election of Kathryn S. Fuller, Judith M. Gueron, Patricia F. Russo and Ernesto Zedillo, to the Board for a three-year term expiring in 2012.

The proxy committee will vote your proxy for the election of the four nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2012

Kathryn S. Fuller

Ms. Fuller, 62, was elected to the Board of Directors in 2002 and is a member of the Compensation and Benefits Committee, Governance and Nominating Committee and Public Issues Committee. She is the Chair, The Ford Foundation, a nonprofit organization, since May 2004. Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as a member of the Advisory Council of WWF.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

Judith M. Gueron

Dr. Gueron, 67, was elected to the Board of Directors in 1988 and is Chairman of the Public Issues Committee and a member of the Audit Committee. Dr. Gueron is Scholar in Residence, MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005, and President Emerita of MDRC since 2004.

Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005. She was President, MDRC from 1986 to August 2004 and MDRC’s Executive Vice President for research and evaluation from 1978 to 1986. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration. Dr. Gueron is a Director of the National Bureau of Economic Research.

Patricia F. Russo

Ms. Russo, 56, was elected to the Board of Directors in 2008 and is a member of the Compensation and Benefits Committee. She is the former Chief Executive Officer of Alcatel Lucent, a communications company, from December 2006 to September 2008. She served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001 until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T. Ms. Russo is a Director of Schering-Plough Corporation.

Ernesto Zedillo

Dr. Zedillo, 57, was elected to the Board of Directors in 2002 and is a member of the Audit Committee, Governance and Nominating Committee and Public Issues Committee. He serves as Director, Yale Center for the Study of Globalization, since September 2002, at Yale University.

Dr. Zedillo is the former President of Mexico. He was elected in 1994 and served until 2000. Before his election as President of Mexico, Dr. Zedillo served in various positions in the Mexican Federal Government and in Mexico’s Central Bank. He serves on numerous international advisory boards and commissions.

Dr. Zedillo is a Director of The Procter & Gamble Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2010

Alain J. P. Belda

Mr. Belda, 65, was elected to the Board of Directors in 1998 and is Chairman of the Executive Committee. Mr. Belda has been Chairman of the Board since January 2001.

Mr. Belda was Chairman and Chief Executive Officer of Alcoa from January 2001 to May 2008. He was President and Chief Executive Officer of Alcoa from May 1999 to January 2001; President and Chief Operating Officer from 1997 to May 1999; Vice Chairman from 1995 to 1997; and Executive Vice President from 1994 to 1995.

From 1979 to 1994, he was President of Alcoa Alumínio S.A. in Brazil, Alcoa’s Brazilian subsidiary. Mr. Belda is a Director of Citigroup Inc. and International Business Machines Corporation.

Carlos Ghosn

Mr. Ghosn, 55, was elected to the Board of Directors in 2002. Mr. Ghosn has been President and Chief Executive Officer, Nissan Motor Co., Ltd., since 2001, and President and Chief Executive Officer, Renault S.A., since April 2005.

Mr. Ghosn served as Chief Operating Officer of Nissan from 1999 to 2001. He served as Executive Vice President of Renault S.A. of France from 1996 to 1999, responsible for advanced research, car engineering and development, car manufacturing, power train operations and purchasing. From 1979 to 1996, he served in various capacities with Compagnie Générale des Établissements Michelin in Europe, the U.S. and Brazil, including Chairman, President and Chief Executive Officer of Michelin North America, Inc. from 1990 to 1996. Mr. Ghosn is a Director of Nissan Motor Co., Ltd. and Renault S.A.

Michael G. Morris

Mr. Morris, 62, was elected to the Board of Directors in 2008 and is a member of the Public Issues Committee. Mr. Morris is Chairman, President and Chief Executive Officer, American Electric Power Company, Inc. (AEP), a public utility holding company.

Mr. Morris was elected President and Chief Executive Officer of AEP in January 2004; Chairman of the Board of AEP in February 2004; and Chairman, President and Chief Executive Officer of all of AEP’s major subsidiaries in January 2004. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses. Mr. Morris is a Director of American Electric Power Company, Inc. and The Hartford Financial Services Group, Inc.

E. Stanley O’Neal

Mr. O’Neal, 57, was elected to the Board of Directors in 2008 and is a member of the Audit Committee.

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002, President of U.S. Private Client from February 2000 to July 2001, Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.

Henry B. Schacht

Mr. Schacht, 74, was elected to the Board of Directors in 1994. He is Chairman of the Audit Committee and a member of the Executive Committee and the Public Issues Committee. He has been Managing Director and Senior Advisor, Warburg Pincus LLC, a global private equity firm, since 2004.

Mr. Schacht served as Chairman (1996 to 1998; and October 2000 to February 2003) and Chief Executive Officer (1996 to 1997; October 2000 to January 2002) of Lucent Technologies Inc. He also previously served as Senior Advisor (1998 to 1999 and 2003) to Lucent. Mr. Schacht was managing director of Warburg Pincus LLC from February 1999 until October 2000.

Mr. Schacht was Chairman (1977 to 1995) and Chief Executive Officer (1973 to 1994) of Cummins Inc., a leading manufacturer of diesel engines.

Franklin A. Thomas Lead Director

Mr. Thomas, 74, was elected to the Board of Directors in 1977. He is Lead Director, Chairman of the Governance and Nominating Committee and a member of the Compensation and Benefits Committee and the Executive Committee. He has been a consultant, The Study Group, a nonprofit institution assisting development in South Africa, since 1996 and has been an advisor to the United Nations Fund for International Partnerships, since 1998.

Mr. Thomas was President and Chief Executive Officer, The Ford Foundation from 1979 to 1996. He was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation, a nonprofit community development corporation, from 1967 to 1977. Prior to that he served as Deputy Police Commissioner for the New York City Police Department and was named Assistant United States Attorney for the Southern District of New York.

Mr. Thomas is a Director of Citigroup Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2011

Joseph T. Gorman

Mr. Gorman, 71, was elected to the Board of Directors in 1991. He is Chairman of the Compensation and Benefits Committee and a member of the Audit Committee and the Executive Committee. Mr. Gorman is Chairman and Chief Executive Officer, Moxahela Enterprises, LLC, a venture capital firm, since 2001.

Mr. Gorman retired as Chairman and Chief Executive Officer of TRW Inc., a global company serving the automotive, space and information systems markets, in June 2001, after a 33-year career with the company, and after having served in those positions since 1988. Mr. Gorman is a Director of AssureTec Systems, Inc., Ice Energy, Inc., Pinnacle Care International, Vector Intersect Security Acquisition Corp. and Whoop, Inc.

Klaus Kleinfeld

Dr. Kleinfeld, 51, was elected to the Board of Directors in 2003. He has been President and Chief Executive Officer of Alcoa since May 2008. Dr. Kleinfeld was President and Chief Operating Officer of Alcoa from October 2007 to May 2008.

Dr. Kleinfeld was President and Chief Executive Officer, Siemens AG, a global electronics and industrial conglomerate, from January 2005 to June 2007. He served as Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 2005. He served as President and Chief Executive Officer of Siemens Corporation, the U.S. arm of Siemens AG, from 2002 to 2004 and Chief Operating Officer of Siemens Corporation from January to December 2001.

Prior to his U.S. assignment, Dr. Kleinfeld was Executive Vice President and a member of the Executive Board of the Siemens AG Medical Engineering Group in Germany from January to December 2000. Dr. Kleinfeld is a Director of Bayer AG.

James W. Owens

Mr. Owens, 63, was elected to the Board of Directors in 2005. He is a member of the Audit Committee. Mr. Owens is Chairman and Chief Executive Officer, Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, since February 2004.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004, and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and has held numerous management positions at Caterpillar from that time to the present. Mr. Owens is a Director of Caterpillar Inc. and International Business Machines Corporation.

Ratan N. Tata

Mr. Tata, 71, was elected to the Board of Directors in 2007 and is a member of the Public Issues Committee. Mr. Tata is Chairman, Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, since 1991. Mr. Tata is Chairman of the major Tata Group companies including Tata Industries, Tata Motors, Tata Steel, Tata Consultancy Services, Tata Power, Tata Tea, Tata Chemicals, Indian Hotels, and Tata Teleservices. Mr. Tata joined the Tata Group in December 1962.

Mr. Tata is associated with numerous charitable and business organizations in India and abroad. Mr. Tata is a Director of Fiat S.p.A., The Bombay Dyeing & Manufacturing Company, Limited, and Hindustan Aeronautics Limited.

ITEM 2—PROPOSAL TO RATIFY THE INDEPENDENT AUDITOR

The company’s Audit Committee Charter provides in relevant part:

“The Committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the Company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The Company’s outside auditors shall report directly to the Committee.”

In 2004, the board determined that the annual selection of the outside auditor would be submitted to shareholders for ratification. The Audit Committee selected PricewaterhouseCoopers LLP to serve as our independent auditor for 2009, subject to ratification by our shareholders. PricewaterhouseCoopers LLP served as the company’s independent auditor in 2008.

Representatives of PricewaterhouseCoopers LLP will be present at the 2009 annual meeting of shareholders to answer questions and to make a statement if they desire to do so.

Vote Required for Approval

For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

The Board of Directors recommends a vote FOR ITEM 2, to ratify the selection of the independent auditor. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

2009 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors, and it is thus responsible for assisting the board in fulfilling its oversight responsibilities for the integrity of the company’s financial statements and internal controls; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the independent auditors as well as the company’s own internal audit function. Management has primary responsibility for the preparation of the company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements and internal controls. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States), the independent auditor is responsible for expressing an opinion on the financial statements and internal controls. The Audit Committee monitors and oversees all of these processes.

The committee has discussed with PricewaterhouseCoopers LLP the firm’s independence from the company and management, and has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the committee concerning independence. In addition, the committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The committee has considered whether the independent auditor’s provision of non-audit services to the company is compatible with the auditor’s independence. We have established a policy on requiring pre-approval of fees for audit, audit-related, tax and other services, which is set forth in Attachment B to this proxy statement. We retain the independent auditor to provide services for audit and audit-related work and for limited tax services. We have referred most of our tax work to another accounting firm. The lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission requirements. In 2009, a new lead partner was designated. The committee has concluded that the independent auditor is independent from the company and its management.

The committee has reviewed with the Vice President—Audit and the independent auditor the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the Vice President—Audit and the independent auditor to review the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the General Counsel.

In that context, the committee has met and discussed with management and the independent auditor the fair and complete presentation of the company’s financial statements. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditor.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the board approved, inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the company’s independent auditor for 2009.

See page 50 of this proxy statement, “Committees—Audit Committee,” for information on the committee’s 2008 meetings.

The Audit Committee

Henry B. Schacht, Chairman

Joseph T. Gorman

Judith M. Gueron

E. Stanley O’Neal

James W. Owens

Ernesto Zedillo

March 13, 2009

POLICY ON PRE-APPROVAL OF AUDIT SERVICES

To assist it in carrying out its responsibility for appointing, setting compensation and overseeing the work of the independent auditor, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The pre-approval policies and procedures adopted by the Audit Committee for audit and non-audit services in 2008, including specific definitions of the categories of services, are attached. See “Attachment B” on page 59 of this proxy statement. All fees are budgeted at the beginning of the year, and throughout the year at each Audit Committee meeting, the Audit Committee requires the independent auditor and management to report actual fees versus budget by category of service. During the year it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories, or to increase an estimated amount for services already approved. In that situation, the Audit Committee requires specific pre-approval before the independent auditor is engaged for the work or the additional work is undertaken. The Audit Committee may delegate pre-approval authority to one or more of its members. In that case, the member must report to the full Audit Committee at its next meeting any pre-approval decisions taken.

AUDIT AND NON-AUDIT FEES

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2008	2007
Audit Fees	$13.7	$19.2
Audit-Related Fees	0.4	0.3
Tax Fees	0.3	0.3
All Other Fees	0.0	0.0

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, accounting and audit advisory services and audits of businesses to be divested. The decrease in Audit Fees in 2008 as compared with 2007 was due primarily to the sale of the Packaging and Consumer business segment.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed upon or expanded audit procedures for accounting or regulatory requirements and consultation with management as to accounting or disclosure treatment.

Tax Fees include U.S. Federal, State and local tax support, international tax support, review and preparation of U.S. and international tax returns and preparation of tax returns for expatriate employees.

Other Fees were for services to review the company’s actuarial calculations for its captive insurance company, the amount of which rounded to zero.

ITEM 3—PROPOSAL TO APPROVE 2009 ALCOA STOCK INCENTIVE PLAN

In March 2009, the Board of Directors approved the 2009 Alcoa Stock Incentive Plan (the 2009 Plan), subject to approval by shareholders at the 2009 annual meeting. If approved, the 2009 Plan will become effective on May 8, 2009 and will replace the 2004 Alcoa Stock Incentive Plan (the 2004 Plan), under which no further awards may be granted after April 30, 2009. The Board recommends that you vote for approval of the 2009 Plan.

In this section we have summarized the principal features of the 2009 Plan. This summary is not a complete description of the 2009 Plan and is qualified in its entirety by reference to the full text of the 2009 Plan. A copy of the 2009 Plan is attached as Attachment C.

Purposes of the 2009 Plan

The 2009 Plan authorizes the Compensation and Benefits Committee (the “Committee”) to make stock-based awards to employees of the company and its subsidiaries. The 2009 Plan also authorizes the Board of Directors to make stock-based awards to non-employee directors. Although there are no current plans to make stock grants to the directors, we want the flexibility to do so in the future. The maximum share limit per calendar year for a non-employee director is 10,000 shares.

The purpose of the 2009 Plan is to encourage participants to acquire an increased proprietary interest in the long-term growth and financial success of the company and to further link the interests of such individuals to the long-term interests of shareholders.

Current Awards Outstanding

To facilitate the shareholder approval process of the 2009 Plan, set forth below is information regarding shares currently outstanding under prior plans. The company made its annual award grant to executives in January 2009 and those awards are included in the data below.

Selected Data as of February 27, 2009
Stock options outstanding	67,711,130
Weighted average exercise Price	$24.65
Weighted average remaining contractual life	3.57 years
Stock options remaining for grant under 2004 Plan[1]	14,311,131
Full value shares outstanding (unvested)	6,946,320
Full value shares remaining for grant under 2004 Plan[1]	765,113

[1]	Any remaining shares under the 2004 Plan will not be available for issuance after April 30, 2009.

We do not anticipate making any material grants between February 27, 2009 and April 30, 2009.

Key features of the 2009 Plan

•

The total cost of our equity plans is reasonable. We are requesting 35 million shares as a total fungible equity pool, assigning a ratio for counting usage of shares upon issuance of options and stock appreciation rights of one to one so that a grant of a stock option or stock appreciation right will be counted against the share limit as one share of common stock, and assigning a ratio for counting usage of shares upon issuance of restricted shares and restricted share units (that is, full value awards) of 1.75 to one, so that any grant of a full value award will be counted against the maximum share limit as 1.75 shares of common stock.

•

Any remaining shares under the 2004 Plan will not be available for grant after April 30, 2009. All outstanding awards previously granted under the 2004 Plan will continue to be governed by and administered under the 2004 Plan.

•	The 2009 Plan expressly prohibits repricing of stock options or stock appreciation rights.

•

We do not have liberal replenishment features. Shares tendered in payment of the purchase price of an option award or withheld to pay taxes may not be added back to the available pool of shares authorized under the 2009 Plan.

•	The 2009 Plan prohibits paying dividends on unearned performance shares. No dividends are paid on options or stock appreciation rights.

•

The 2009 Plan contains a clawback feature reflecting the policy previously adopted by the company. In addition, the 2009 Plan authorizes cancellation of awards if a participant engages in conduct which is injurious to the company.

Administration of the 2009 Plan

Under the 2009 Plan, the Compensation and Benefits Committee of the Board, which is comprised of non-employee directors, has authority to grant awards to employees of the company and its subsidiaries, and the full Board of Directors has authority to grant awards to non-employee directors. The Board of Directors also may assume responsibilities otherwise assigned to the Committee. The Board may not amend the 2009 Plan without shareholder approval if the amendment would materially increase the benefits received by participants, materially increase the maximum number of shares that may be issued under the 2009 Plan, or materially modify the 2009 Plan’s eligibility requirements. The Board or the Committee may amend the terms of any award previously granted, provided, however, that the existing rights of a participant may not be impaired without the participant’s consent, and neither the Board nor the Committee may amend the terms of any option to reduce its exercise price.

The Committee has the authority, subject to terms of the 2009 Plan, to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. The Committee also has authority to interpret the 2009 Plan, to establish, amend and rescind rules applicable to the 2009 Plan or awards under the 2009 Plan, to approve the terms and provisions of any agreements relating to 2009 Plan awards and to make all determinations relating to awards under the 2009 Plan. The Board of Directors has similar authority with respect to awards to non-employee directors. Non-employee directors may not receive awards of more than 10,000 shares in any one-year period. The 2009 Plan permits delegation of certain authority to executive officers in limited instances to make, cancel or suspend awards to employees who are not Alcoa directors or executive officers.

Eligibility

All employees of Alcoa and its subsidiaries and all non-employee directors of Alcoa are eligible to be selected as participants. About 3,290 current and former employees hold awards under the 2004 Plan and prior plans. At December 31, 2008, the company had approximately 87,000 employees worldwide and 12 non-employee directors.

Term

If shareholders approve the 2009 Plan, it will become effective on May 8, 2009. No award may be granted under the 2009 Plan after May 7, 2019.

Types of Awards

The following types of awards may be granted under the 2009 Plan:

•	Nonqualified stock options (without reload features);

•	Stock appreciation rights;

•	Restricted shares;

•	Restricted share units; and

•	Other forms of awards authorized by the 2009 Plan.

These forms of awards may have a performance feature under which the award is not earned unless performance goals are achieved.

Shares available for Awards

Shares of Alcoa common stock issued under the 2009 Plan may consist of authorized but unissued shares or treasury shares.

Stock Option Awards

Under the 2009 Plan, stock option awards entitle a participant to purchase shares of Alcoa common stock at a fixed price during the option term which is equal to the fair market value of the company’s stock on the date of the grant. The minimum vesting period for stock options is one year. The maximum term of stock options granted is ten years. The Committee has discretion to cap the amount of gain that may be obtained in the exercise of the stock option. Options with a reload feature will not be granted under the 2009 Plan. The option price must be paid in full upon exercise of the option, in cash, by surrendering shares of Alcoa common stock that were owned for a certain minimum period and whose value equals the option price or by a combination of cash, shares or other consideration approved by the Committee.

Stock Appreciation Rights

A stock appreciation right (SAR) entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The Committee may grant SAR awards as stand-alone awards or in combination with a related option award under the 2009 Plan. The SAR grant price is set by the Committee and may not be less than the fair market value of the shares on the date of grant. Payment upon exercise will be in cash, stock or other property or any combination of cash, stock or other property as the Committee may determine. Unless otherwise determined by the Committee, any related option will no longer be exercisable to the extent the SAR has been exercised, and the exercise of an option will cancel the related SAR. The Committee has discretion to cap the amount of gain that may be obtained in the exercise of a stock appreciation right. The maximum term of stock appreciation rights is ten years, or if granted in tandem with an option, the expiration date of the option. The minimum vesting period of a stock appreciation right is one year.

Restricted Shares

A restricted share is a share issued with such contingencies or restrictions as the Committee may impose. Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. Restricted share awards that are restricted only on the passage of time shall have a minimum three-year pro-rata restriction period (the restrictions lapse each year as to 1/3 of the restricted share awards); provided, however, that a restriction period of less than this period may be approved for awards with respect to up to 5% of the shares authorized under the Plan. A recipient of a restricted share award has the right to vote the shares and receive dividends on them unless the Committee decides otherwise. If the participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Committee.

Restricted Share Units

A restricted share unit is an award of a right to receive, in cash or shares, as the Committee may determine, the fair market value of one share of company common stock, on such terms and conditions as the Committee may determine. Restricted share units that are vested only on the passage of time have a minimum three-year pro-rata vesting period (1/3 vests each year), provided that a vesting period of less than three years may be approved for restricted share units with respect to up to 5% of the shares authorized under the 2009 Plan.

Performance Awards

A performance award may be in any form of award permitted under the 2009 Plan. We have in the past granted performance awards in the form of options and restricted share units. The Committee may select periods of at least one year during which performance criteria chosen by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. The Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination.

Dividends

The Committee may provide that dividends or dividend equivalents will be paid on shares covered by outstanding restricted share units or restricted shares but no dividends may be paid on stock options or SAR’s. Dividends or dividend equivalents may be accrued on performance restricted share units and paid out after the number of awards earned is determined. No dividends or dividend equivalents may be paid on unearned performance restricted share units.

Substitute Awards

The Committee may grant awards to employees of companies acquired by Alcoa or a subsidiary in exchange for or assumption of outstanding stock-based awards issued by the acquired company. Shares covered by substitute awards will not reduce the number of shares otherwise available for award under the 2009 Plan.

Option and SAR Repricing Prohibited

The 2009 Plan prohibits repricing of options or SARs without shareholder approval. Repricing means the cancellation of an option or SAR in exchange for cash, other awards or the grant of a new option or SAR with a lower exercise price than the original option or SAR, or the amendment of an outstanding award to reduce the grant price. The grant of a substitute award (as described above) is not a repricing.

Adjustments

The 2009 Plan provides for adjustments of awards and shares authorized for issuance under the 2009 Plan in the event of stock splits, recapitalizations, mergers, consolidations, and other changes in the stock. In that event, the Committee will make such substitutions or adjustments in the aggregate number or class of shares that may be distributed under the 2009 Plan (including the substitution of similar awards denominated in the shares of another company) and in the number, class and option price or other price of shares subject to outstanding awards as it believes to be equitable or appropriate to maintain the purpose of the original grant.

Consideration for Awards

Unless otherwise determined by the Committee, and except as required to pay the purchase price of options, recipients of awards are not required to make any payment or provide consideration other than rendering of services.

Transferability of Awards

Awards may be transferred by laws of descent and distribution or to a guardian or legal representative or to family members or a trust for family members, or otherwise as the committee may determine; provided however, that awards may not be transferred to a third party for value or consideration.

Change in Control Provisions

The definition of change in control is based on the Internal Revenue Code Section 409A definition. It provides that if one of the following events has occurred, a change in control of Alcoa will have happened:

(a) any one person or more than one person acting as a group (as determined in accordance with Section 1.409A-3(i)(5)(v)(B) of the regulations promulgated under the Code) (a “Person”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), in either case whether by purchase in the market, tender offer, reorganization, merger, statutory share exchange or consolidation, other similar transaction involving the Company or any of its subsidiaries or otherwise (a “Transaction”), common stock of the Company possessing 30% or more of the total voting power of the stock of the Company unless (A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Transaction own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Transaction of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Transaction were members of the board of directors of the Company at the time of the Transaction (which in the case of a market purchase shall be the date 30% ownership was first acquired, in the case of a tender offer, when at least 30% of the Company’s shares were tendered, and in other events upon the execution of the initial agreement or of the action of the Board providing for such Transaction); and provided, further, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board before the date of such appointment or election; and

(c) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

In order to preserve the value of outstanding awards for participants in the event of a change in control of Alcoa, unless the Committee determines otherwise at the time of grant of a particular award:

•	all outstanding option and SAR awards vest and are immediately exercisable;

•	any restrictions, conditions or deferral limitations on restricted share awards, restricted share units or other stock unit awards lapse;

•

all performance awards will be earned at the target amount of shares covered by the award if the change in control event occurs during the performance period, or at the actual amount of the award if the change in control event occurs thereafter.

Performance-Based Compensation—Section 162(m)

Section 162(m) of the Internal Revenue Code limits the amount of the deduction that the company may take on its U.S. federal tax return for compensation paid to any of the named executive officers in the proxy statement (the Code refers to these officers as “covered employees”). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved by shareholders. The annual limits on performance based compensation per participant for awards intended to comply with 162(m) are: 1 million shares if the award is in the form of restricted shares or restricted stock units; 4 million shares if the award is in the form of stock options or stock appreciation rights; and $10 million in value if the award is paid in property other than shares.

Tax Aspects of the 2009 Plan

The grant of a nonqualified stock option or SAR under the 2009 Plan has no U.S. federal income tax consequences for a U.S. citizen or resident or the company. Upon exercise of a stock option or SAR, Alcoa may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the fair market value of the shares on the grant date. The Committee may permit or require participants to surrender Alcoa shares in order to satisfy the required withholding tax obligation.

Regarding 2009 Plan awards (other than options or SARs) that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, a U.S. citizen or resident must recognize ordinary income equal to the cash or the fair market value of shares or other property received. Alcoa may take a deduction at the same time and for the same amount.

Regarding 2009 Plan awards (other than options or SARs) that are settled in stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture, a U.S. citizen or resident will generally recognize ordinary income equal to the fair market value of the shares or other property received (less any amount paid by the participant) when the shares or other property first become transferable or not subject to substantial risk of forfeiture, whichever occurs first. Alcoa may take a deduction at the same time and for the same amount.

The Committee may adjust awards to participants who are not U.S. citizens or U.S. residents to recognize differences in local law or tax policy and may impose conditions on the exercise or vesting of awards to minimize tax equalization obligations for expatriate employees.

Recent Share Price

On February 27, 2009, the closing market price for Alcoa common stock on the New York Stock Exchange was $6.23 per share.

Awards to Named Executive Officers and Other Employees

The 2009 Plan is new and no awards have been made under it. The Committee has not yet established guidelines or standards on the types of awards it may grant under the 2009 Plan to named executive officers, non-employee directors or other eligible participants or the number of shares that the awards will cover.

Vote Required for Approval

For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

Alcoa’s Board of Directors recommends that you vote FOR ITEM 3. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

ITEM 4—SHAREHOLDER PROPOSAL

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, acting through William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of 5,700 shares of the company’s common stock, has notified Alcoa that he intends to present the following proposal at the annual meeting. The proposal, as submitted, reads as follows:

4—Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This includes each 80% provision in our charter.

Statement of William Steiner

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic won up to 89% support at the following companies in 2008:

Eli Lilly (LLY)	64%
Lowe’s (LOW)	70%
McGraw-Hill (MHP)	74%
Amgen (AMGN)	79%
FirstEnergy (FE)	79%
Whirlpool (WHR)	79%
Lear Corp. (LEA)	88%
Liz Claiborne (LIZ)	89%

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library (TCL) www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in governance.

“High Governance Risk Assessment.”

“High Concern” in board composition.

“Very High Concern” in executive pay with $25 million for Alain Belda.

•	Our directors served on boards rated “D” by The Corporate Library:

Franklin Thomas	Citigroup (C)
Alain Belda	Citigroup (C)
Alain Belda	International Business Machines (IBM)
James Owens	International Business Machines (IBM)
James Owens	Caterpillar (CAT)

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Call a special meeting.

Elect directors by a majority vote.

•

Our management should show that it has a leadership initiative to adopt the above Board accountability items instead of leaving it to shareholders to take the initiative in proposing such improvements.

•

Eleven of our directors were designated “Accelerated Vesting” directors by The Corporate Library—due to involvement with accelerating stock option vesting in order to avoid recognizing the corresponding expense.

•	Our lead director, Franklin Thomas had 31-years tenure—Independence concern.

•

Franklin Thomas (our Lead Director) and Henry Schacht (on our audit, nomination and executive pay committees) were each designated as “Problem Directors” by The Corporate Library due to their involvement with the loss of significant shareholder value at Lucent Technologies.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote

Yes on 4

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

We support simple majority voting standards in most cases. We do not require a super-majority vote for the election of directors, the approval of change in control transactions or the approval of by-law amendments.

There are a few super-majority provisions in our Articles of Incorporation involving extraordinary issues that we believe would be in the shareholders’ interests to maintain. The Article 7 super-majority voting requirement protects our shareholders by requiring an 80% vote to amend or repeal the anti-greenmail provision. The anti-greenmail provision requires approval of a majority vote of the shareholders of any proposed transaction to repurchase shares at a premium to market value from shareholders who hold at least 5% of the company’s stock. A super-majority vote is required to repeal this pro-shareholder anti-greenmail provision. Accordingly, we recommend that you vote against this shareholder proposal in order to retain this protection.

Article 8 also contains super-majority vote provisions that we believe enhance shareholder value. For example, under Article 8, shareholders have a right to remove directors with or without cause. Removal of directors without cause is an extraordinary shareholder right and should be exercised only in extraordinary circumstances. We believe that more than a majority of shareholders should be required to remove directors who have been elected by our shareholders, particularly, as in the case of our company, directors typically receive in excess of 90% of votes cast for their election.

Accordingly, the Board of Directors recommends a vote AGAINST ITEM 4. The proxy committee will vote your proxy against this item unless you give instructions to the contrary in the proxy.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee (the “Committee”) has

1.	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

2.	based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement relating to the 2009 annual meeting of shareholders.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman

Kathryn S. Fuller

Patricia F. Russo

Franklin A. Thomas

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

About Alcoa

Alcoa is a leading vertically integrated global aluminum company involved in all aspects of the aluminum business from mining to fabricated products. At December 31, 2008, we employed approximately 87,000 people in 35 countries and had revenues in 2008 of $26.9 billion.

Compensation philosophy—why we pay what we do

We compensate executives based on an assessment of the market compensation levels and individual and business performance. To attract and retain talented employees, we offer compensation comparable to the market, targeting the median of the market for salaries, annual cash incentives and long-term equity incentives. We have four main elements of total compensation as shown below, with the % split of target total compensation in 2008 for named executive officers shown in parentheses:

•	Salaries (10-19%)

•	Employee Benefits (10-27%)

•	Annual cash incentives (15-19%)

•	Long-term equity incentives (44-63%).

As a result, approximately 60% to 80% of target total compensation for our named executive officers is performance based.

2008 Performance

Until October, most of our businesses were performing on plan for a profitable year. However, the sudden and historic collapse of the worldwide price of aluminum—a 56% decline in five months—adversely affected profitability in the second half of the year, particularly in the fourth quarter. At the same time, the global economic slowdown affected demand for aluminum products, particularly in our core automotive, commercial transportation, and building and construction markets. As a result, our stock price and that of other commodities companies plummeted.

In response to these weak market conditions, we took a wide-ranging set of aggressive, but prudent, measures to ensure that Alcoa maintains its competitive lead. Such actions included production curtailments of 18%, divestiture of underperforming businesses, a 14% global headcount reduction, reduction of power and raw material costs, and a 50% reduction in capital expenditures.

Impact of 2008 Performance on Compensation

The market decline had a major adverse impact on company results and executive compensation. As of February 27, 2009, the value of salary, annual incentive and equity compensation for 2008 was 36% to 51% of target for the named executive officers. As noted in our compensation philosophy, a significant part of total compensation paid to our executive officers is equity based. In 2008, the executive officers did not earn the performance based equity awards since the performance condition was not met, and the value of the time vested awards declined sharply. In addition, we cut annual incentive compensation by 10% from the calculated amounts for named executive officers in 2008, and implemented a salary freeze in 2009.

The table on page 24 is presented to show the difference between what the Committee intended to establish as compensation for the named executive officers in 2008 (the target value) and what the current value of that compensation is to the executives (the current value). The Committee intended to compensate the named executive officers at about the median of the market for their positions, which is the target value.

The table on page 24 differs substantially from the Summary Compensation Table required by the Securities and Exchange Commission and is not a substitute for that table. The major differences are:

•

We did not include pension accruals or other benefits in the table on page 24 because the Committee considers benefits in the context of overall long-term benefit design and not as an element of its annual compensation decisions.

•

We did not earn any performance equity awards in 2008 because our comparative return on capital did not reach the threshold for payment. The table on page 24 shows the current value of performance equity awards to be zero because no awards were earned. However, we are required to report our compensation expense for accounting purposes for these awards in the Summary Compensation Table (page 30), and assumed an expense based on a 60% payout of the target award. In addition, we are required to report the grant date fair value of these same awards in the Grants of Plan Based Awards for 2008 table (page 34), which is 100% of the target value of these awards when the awards were granted in January 2008.

•	We estimated the current value of time vested equity awards at our stock price on February 27, 2009, which is intended to present the current value to the executive.

•

To provide an explanation of the Committee’s 2008 compensation actions, we are presenting the total 2008 equity compensation value, as shown in the Grants of Plan Based Awards Table, as the target value. The Summary Compensation Table valuations for equity compensation differ because they are based on the compensation expense taken by the company under accounting rules, which are explained in the footnotes to the Summary Compensation Table. In the Summary Compensation Table, only a portion of the value of 2008 equity compensation for those officers who are not eligible to retire is reported, because this compensation expense is spread over the three-year vesting period of the equity. For officers who are eligible to retire, the full compensation expense for equity granted in 2008 is reported in 2008. In addition, portions of 2006 and 2007 equity compensation are reflected in the 2008 Summary Compensation Table for certain officers who are not retirement eligible (because a portion of the expense was taken into account as a compensation expense in 2008 for prior years’ grants), but not for others who are retirement eligible or who recently joined the company and did not have equity compensation in 2006 or 2007.

The table below shows actual salary and annual incentives earned in 2008, as well as the value of equity compensation as of February 27, 2009, compared to the 2008 targets established by the Committee. This demonstrates the close correlation between executive compensation, company results and shareholder value.

Value of 2008 Salary, Annual Incentive and Equity Compensation as of February 27, 2009

Executive	Salary[1] (A)	Annual Incentive[2] (B)	Equity Awards[3]					Total (A + B + C)
			Time Vested Awards	Performance Based Awards	Time Vested Value	Performance Based Value	Total Equity Value (C)
Alain J. P. Belda
Current Value[4]	$1,457,500	$2,062,000	150,000 RSUs	0 RSUs	$934,500	$0	$934,500	$4,454,000
Target Value[5]	$1,457,500	$2,145,000	150,000 RSUs	150,000 RSUs	$4,318,500	$4,318,500	$8,637,000	$12,239,500
				Current Value as % of Target Value			11%	36%

Klaus Kleinfeld
Current Value[4]	$1,400,000	$1,884,000	100,000 RSUs	0 Options	$623,000	$0	$623,000	$3,907,000
Target Value[5]	$1,400,000	$1,960,000	100,000 RSUs	400,000 Options	$2,879,000	$2,564,000	$5,443,000	$8,803,000
				Current Value as % of Target Value			11%	44%

Charles D. McLane
Current Value[4]	$611,538	$577,000	31,667 RSUs	0 RSUs	$197,285	$0	$197,285	$1,385,823
Target Value[5]	$611,538	$600,000	31,667 RSUs	31,666 RSUs	$911,693	$911,664	$1,823,357	$3,034,895
				Current Value as % of Target Value			11%	46%

William F. Christopher
Current Value[4]	$611,538	$675,000	30,500 RSUs	0 RSUs	$190,015	$0	$190,015	$1,476,553
Target Value[5]	$611,538	$600,000	30,500 RSUs	28,500 RSUs	$877,335	$820,515	$1,697,850	$2,909,388
				Current Value as % of Target Value			11%	51%

Bernt Reitan
Current Value[4]	$625,000	$575,000	28,500 RSUs	0 RSUs	$177,555	$0	$177,555	$1,377,555
Target Value[5]	$625,000	$625,000	28,500 RSUs	28,500 RSUs	$820,515	$820,515	$1,641,030	$2,891,030
				Current Value as % of Target Value			11%	48%

J. Michael Schell[6]
Current Value[4]	$388,636	$600,000	64,037 RSUs	—	$398,951	—	$398,951	$1,387,587
Target Value[5]	$388,636	$600,000	64,037 RSUs	—	$2,500,004	—	$2,500,004	$3,488,640
				Current Value as % of Target Value			16%	40%

[1]	Salary is as shown in the Summary Compensation Table on page 30.
[2]

Annual Incentive is the Non-Equity Incentive Compensation column in the Summary Compensation Table shown on page 30. For Mr. Schell, the amount also includes a $600,000 incentive compensation award based on his employment agreement, but it does not include his $1,000,000 sign-on bonus.

[3]

Equity awards include all awards as shown in the Grants of Plan Based Awards Table on page 34, with the exception of Mr. Belda’s reload option granted in relation to the 2008 exercise of an option award granted in 2002 and Mr. Kleinfeld’s restricted share unit grant on March 13, 2008 that was earned as part of his 2007 performance equity award.

[4]	Current value reflects a stock price of $6.23 as of February 27, 2009. Also, the company did not achieve its return on capital goals for 2008 and the performance equity award payout was zero.
[5]	Target value for equity awards reflects the grant date fair value as shown in the Grants of Plan Based Awards Table on page 34.
[6]	Mr. Schell joined the company in May 2008 and his compensation was established by his employment agreement described on page 28.

Named Executive Officers

The named executive officers include our current and former chief executive officers who served in that position in 2008, our chief financial officer and the three other most highly compensated executive officers who were serving at December 31, 2008:

•	Alain J. P. Belda, executive Chairman of the Board (for all of 2008) and Chief Executive Officer from January to May 8, 2008

•	Klaus Kleinfeld, President and Chief Executive Officer since May 8, 2008

•	Charles D. McLane, Jr., Executive Vice President and Chief Financial Officer

•	William F. Christopher, Executive Vice President and Group President, Engineered Products and Solutions

•	Bernt Reitan, Executive Vice President and Group President, Global Primary Products

•	J. Michael Schell, Executive Vice President—Business Development and Law/Chief Compliance Officer

Peer Group for Market Comparisons

We compare our compensation annually with market data compiled by Towers Perrin for a group of companies with revenues greater than $15 billion in a wide variety of industries located in North America. In 2008, we used the companies listed in Attachment A for market comparisons. We selected this peer group because it includes a large number of companies of comparable size, which compete in the North American market for talent.

In addition, the Committee retains its own consultant, Frederic W. Cook of Frederic W. Cook & Co., to analyze market data and to provide general compensation advice to the Committee, particularly on Chairman and CEO compensation. Mr. Cook and his firm do not provide any services to the company other than the services provided directly to the Committee.

Analysis of compensation decisions by the Compensation and Benefits Committee in 2008

The decisions of the Committee for each element of compensation are analyzed below.

SALARY

We consider the market median as a benchmark for each of the officers named in this proxy, using the peer group listed in Attachment A. Differences in compensation among the named executive officers primarily reflect the market rates for those positions.

In January 2008, the Committee approved salary increases for Messrs. McLane and Christopher of 14.3% and 3.4% respectively, to reflect their performance and market comparables for their positions. No other salary increases were made for the other named executive officers in 2008.

We implemented a salary freeze for 2009 covering all senior executives.

ANNUAL CASH INCENTIVE

Annual cash incentive compensation supports our business objective of delivering positive annual operating results. As executives move to greater levels of responsibility, the percentage of their compensation at risk increases. Messrs. Belda and Kleinfeld each has a target annual incentive opportunity of 150% of salary. Messrs. McLane, Christopher, Reitan and Schell each has a target annual incentive opportunity of 100% of salary.

Our annual cash incentive compensation plan has two components: a formula based on a composite of business unit performance and a qualitative evaluation of individual performance. Incentive compensation is directly tied to business operating performance and is designed to support our annual business operating plan. It is a “bottom up” plan based on a roll-up of the results of all of our business unit performance and, in some cases, individual plant-level performance. We consider this plan to provide a reasonable incentive but not to encourage excessive risk-taking behavior.

Calculation of Composite Formula Award

The formula award is calculated as the weighted average, based on net operating profit before taxes, of the operating performance of each of 15 business units against metrics specific to each of the 15 businesses. We do not publicly report the financial results at the plant or business unit level.

The business unit and plant level financial metrics for 2008 included threshold, target and maximum goals for each of the following items:

•	return on capital or earnings before interest, taxes, depreciation and amortization (EBITDA) at a business unit or plant level,

•	improvement in working capital at a business unit or plant level, and

•	other measures which differ among the businesses, including:

•	improvement in EBITDA at a business unit or plant level,

•	improvement in net margin at a business unit or plant level, or

•	improvement in net income at a business unit or plant level.

In addition, each business unit had up to five non-financial goals chosen by each business unit, such as safety, productivity, delivery performance, quality and other metrics specific to a particular business or plant. For the first time in 2008, each business unit was also required to have a diversity metric representing 10% of the total target award. With strong encouragement from the Board of Directors, we established 2008 diversity goals to increase the representation of women and minorities within Alcoa’s workforce. On an Alcoa-wide basis, all 2008 diversity goals were met or exceeded, with each business group also showing significant progress.

At the end of the year, the “corporate composite” is calculated using the average of the business unit plan results. The average is weighted based on net operating profit before taxes for each business. The final corporate composite result for 2008 of 106.8% of target includes diversity results, which is a new metric under our incentive plan. Without diversity, the result would have been 97.3%.

Messrs. Belda, Kleinfeld and McLane had a formula award calculated at the corporate composite amount of 106.8% for 2008. Messrs. Christopher and Reitan had a calculated formula of 50% of the corporate composite and 50% of the business units that report to them directly, resulting in a calculated formula amount in 2008 of 125.2% and 102.2% respectively. Mr. Schell was entitled under his employment agreement to a guaranteed bonus in 2008 of 100% of his annual salary. In light of the economic downturn, the Committee reduced the formula award by 10% for all the named executive officers except for Mr. Schell.

Company policy for incentive compensation recovery

Cash incentive compensation may be recovered by the company if misconduct by an executive officer contributed to the company’s having to restate all or a portion of its financial statements. See page 53 for the full text of the policy.

EQUITY AWARDS

The named executive officers receive a significant part of their total compensation value through equity awards because the individuals in these top policy making positions in the company are most able to affect the long-term performance of the company and the interests of the shareholders. Equity awards are intended to encourage executives:

•	to take actions that benefit the long-term performance of the company,

•	to further align their interests with the shareholders, and

•	to remain with the company.

The value of equity awards was determined in January 2008 based on the median of market comparables for similar positions, using the peer group listed in Attachment A. The significant drop in our stock price in the fourth quarter plus the results of the performance-based equity awards, which resulted in no shares being earned, combined to create a significant decrease in equity compensation for the named executive officers from what was intended to be paid to create a compensation package at the median of the market (see Table on Page 24). As noted above, the Summary Compensation Table on page 30 does not reflect this decrease because it states the accounting charge taken by the company for equity compensation, but not the value of the compensation to the individual.

Equity choice program

We have an equity choice program that permits recipients of time vested and performance equity awards to elect in advance whether they prefer to receive their equity awards in the form of restricted share units or stock options, at a ratio of four stock options to one restricted share unit. All of the named executive officers who participated in the equity choice plan in 2008, except Mr. Kleinfeld, chose to receive their equity grants in the form of restricted share units. Mr. Kleinfeld elected to receive his performance shares in the form of stock options and his time-vested shares in the form of restricted share units. Mr. Schell did not participate in the equity choice program in 2008.

Performance based equity awards

Half of the regular 2008 equity awards to the named executive officers (except Mr. Schell, see page 28) were in the form of performance stock and option awards, which are at risk if the company’s corporate goals for return on capital are not met within a one-year performance period. We used a return on capital metric because the company has been engaged in a long-term growth plan focused primarily on renewing our smelting and refining assets to reduce our costs of production and increase the sustainability of our business. This plan requires a disciplined approach to investment of capital. In 2008, performance based equity awards were not earned because Alcoa’s 2008 return on capital did not reach the required threshold.

If the company’s return on capital equals the median return on capital for the comparator group of companies, then the target number of shares/options would be earned. We used the S&P Materials Index to compare return on capital because the capital structures of the companies in this list are comparable. The maximum award of 200% of the target is earned if the company’s return on capital exceeds the median of the comparator group’s return on capital by 50% or more. No award is earned if Alcoa’s return on capital is less than 50% of the median return on capital of the comparator group. Awards earned are prorated for performance between 0% and 200%; however, a minimum 60% of the target award is earned if Alcoa’s return on capital meets or exceeds its cost of capital, adjusted to exclude major acquisitions and construction work in process.

Regular time vested awards

Half of the regular equity awards granted in 2008 to the named executive officers (except Mr. Schell, see page 28) were in the form of time vested awards. We have two types of time vested awards—restricted share units and stock options. Participants may choose which form of regular award they want to receive under the equity choice program described above. Restricted share units cliff vest in three years and are paid in common stock at the end of the vesting period. Stock options vest ratably over a three year term and have a six year life.

Stock option timing and pricing

The company grants stock options to named executive officers at a fixed time every year—the date of the regular board and committee meetings in January. The timing of the board and committee meetings in January is such that the meetings occur after we release earnings for the year and the performance of the company for the year is publicly disclosed. The exercise price of our stock options is the closing price of our stock on the date of the grant, as reported on the New York Stock Exchange. Stock options granted in 2008 have a six-year term and vest ratably over a three-year period.

Dividend policy on stock awards

Dividend equivalents on stock awards are paid at the same rate as dividends paid on the common stock of the company and are paid in cash approximately at the time that dividends are paid to shareholders. During the vesting period of stock awards, dividend equivalents are paid on the number of stock awards granted. In the case of performance shares, dividend equivalents are paid at the target performance amount during the performance period and thereafter at the actual stock award amount earned until the stock award vests and shares of common stock are issued. Beginning with awards granted under the proposed 2009 Alcoa Stock Incentive Plan (see ITEM 3, page 14), dividend equivalents will not be paid currently on performance awards until they are earned.

Dividend policy on stock options

Dividend equivalents are not paid on stock options granted after January 1, 2003.

Company stock ownership policy

The Chairman and the CEO each is required to own 160,000 shares of Alcoa common stock and each of the other named executive officers is required to own 50,000 shares. All named executive officers have exceeded their stock ownership requirements as of the date of this proxy statement except Mr. Kleinfeld who owns 153,804 shares. Under our policy, he has five years to reach the 160,000 share level. Amounts invested in the Alcoa stock fund of the Alcoa Savings Plan, as well as share equivalent units in the company’s Deferred Compensation Plan, stock awards and earned performance share awards, are counted as ownership in assessing compliance with the guidelines. Unexercised stock options and unearned performance share awards are not counted toward the guidelines. See the Stock Ownership of Directors and Officers table on page 48.

Company policy for equity compensation recovery

The 2004 Alcoa Stock Incentive Plan contains a provision that permits cancellation or suspension of equity awards if a recipient takes any action in the judgment of the Committee that is not in the best interests of the company.

OTHER COMPENSATION AND TAX MATTERS

New Hire Compensation Agreement

Mr. Schell joined the company in May 2008. Under the terms of his employment agreement, Mr. Schell is entitled to:

•	an annual salary of $600,000 and target annual incentive of 100% of salary;

•	a guaranteed cash bonus in 2008 of $600,000;

•	a one-time equity grant on his hire date in the form of restricted share units with a grant value of $2,500,000, which vests on the third anniversary of his hire date;

•	a $1,000,000 cash sign-on bonus; and

•	annual credits of $1,000,000 to his deferred compensation account. Each credit to his deferred compensation account will vest on the earlier of the third anniversary of the grant date or age 66.

Mr. Schell became eligible to receive equity awards beginning in 2009 and he is eligible to participate in other benefit plans and programs generally available to employees.

Benefits

Benefits are part of a competitive compensation package to attract and retain employees—including executives. The named executive officers participate in the same benefit plans as our salaried employees. Additional benefits paid to the named executive officers are explained in the notes to the Summary Compensation Table on page 32, see “Column (i) All Other Compensation.”

Retirement plans

For a discussion of retirement benefits for the named executive officers, please see the notes to the Pension Plan table on page 39.

Change in Control and Severance Agreements

For a discussion of the Change in Control Severance Plan and the Executive Severance Agreements and the triggers for payments under the plan and the agreements, please see page 41 “Potential Payments upon Termination or Change in Control.”

Income Tax Matters

For U.S. federal income tax purposes, Alcoa cannot take a tax deduction for some compensation paid in excess of $1 million, referred to as the “162(m) limitation.” Our annual incentive compensation awards are included in the 162(m) limitation on deductible compensation because the Committee has chosen to keep flexibility to use judgment to adjust awards (up or down) based on evaluations of individual performance and contribution. Stock option exercise income generally is not included in the 162(m) limitation, but the value of restricted stock units is included at vesting.

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non- Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)
Alain J. P. Belda Chairman of the Board	2008 2007 2006	$ $ $	1,457,500 1,457,500 1,401,442	$ $ $	0 1,000,000 0	$ $ $	7,411,974 6,978,791 3,263,083	$ $ $	1,020,344 12,422,250 3,094,010	$ $ $	2,062,000 2,000,000 2,400,000	$ $ $	949,817 1,420,557 813,740	$ $ $	616,333 652,103 597,419	$ $ $	13,517,968 25,931,201 11,569,694

Klaus Kleinfeld President and Chief Executive Officer	2008 2007	$ $	1,400,000 546,125	$ $	0 7,000,000	$ $	1,230,590 1,056,257	$ $	1,200,693 94,500	$ $	1,884,000 0	$ $	690,265 132,891	$ $	836,522 1,523,863	$ $	7,242,070 10,353,636

Charles D. McLane, Jr. Executive Vice President and Chief Financial Officer	2008 2007	$ $	611,538 535,096	$ $	0 0	$ $	1,768,952 1,394,705	$ $	0 0	$ $	577,000 500,000	$ $	1,064,544 852,017	$ $	40,210 120,733	$ $	4,062,244 3,402,551

William F. Christopher Executive Vice President and Group President, Engineered Products and Solutions	2008 2007 2006	$ $ $	611,538 591,154 535,096	$ $ $	0 0 0	$ $ $	2,266,691 1,902,728 2,006,571	$ $ $	0 1,322,462 0	$ $ $	675,000 625,000 675,000	$ $ $	770,464 801,022 470,924	$ $ $	37,431 37,179 34,844	$ $ $	4,361,124 5,279,545 3,722,435

Bernt Reitan Executive Vice President and Group President, Global Primary Products	2008 2007 2006	$ $ $	625,000 625,000 550,000	$ $ $	0 0 0	$ $ $	2,225,873 1,577,960 793,530	$ $ $	0 0 0	$ $ $	575,000 490,000 700,000	$ $ $	260,114 241,450 182,902	$ $ $	60,442 52,873 116,378	$ $ $	3,746,429 2,987,283 2,342,810

J. Michael Schell Executive Vice President— Business Development and Law/Chief Compliance Officer	2008		$388,636		$1,600,000		$555,557		$0		$0		$0		$1,034,977		$3,579,170

Summary Compensation Table Notes

Column (a)—Named Executive Officers

The named executive officers include the current and former chief executive officers who served in that position in 2008, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2008. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded. Mr. Belda was Chief Executive Officer until May 2008 and currently serves as an executive Chairman of the Board. Mr. Kleinfeld has been Chief Executive Officer from May 2008 to present. Mr. Schell joined the company as Executive Vice President—Business Development and Law in May 2008.

Column (c)—Salaries

The salary column includes annual salary and for employees with 25 or more years of service, when chosen by the employee, an extra week’s pay instead of vacation.

Column (d)—Bonus

The amount shown for Mr. Schell reflects a $1,000,000 sign-on bonus and a $600,000 incentive compensation award based on his employment agreement.

Columns (e) and (f)—Stock Awards and Stock Options

The value of stock awards in column (e) and stock options in column (f) equals the accounting charge for compensation expense incurred by the company in 2008 for 2006, 2007 and 2008 equity awards, calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”). The value of performance equity awards for 2008 is shown in columns (e) and (f) at the amount charged for compensation expense in 2008 under FAS 123R, which was accrued at 60% of the target amount. The actual amount of the performance awards earned in 2008 is zero and the value of these awards is therefore zero. We will make an adjustment in 2009 to account for the actual expense as shown in the following table.

2008 Equity Expense with Performance Share Adjustments

Executive	2008 Expense Shown in Summary Compensation Table		Expense Adjustment to be Recognized in 2009 for Performance Awards Not Earned		Actual Expense After Adjustment
	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards
Alain J. P. Belda	$7,411,974	$1,020,344	($2,591,100)	$0	$4,820,874	$1,020,344
Klaus Kleinfeld	$1,230,590	$1,200,693	$0	($861,504)	$1,230,590	$339,189
Charles D. McLane, Jr.	$1,768,952	$0	($547,010)	$0	$1,221,942	$0
William F. Christopher	$2,266,691	$0	($492,309)	$0	$1,774,382	$0
Bernt Reitan	$2,225,873	$0	($164,103)	$0	$2,061,770	$0

Mr. Schell did not receive performance awards in 2008.

Messrs. Belda, Christopher and McLane are retirement eligible. For retirement eligible employees, the full accounting charge is recognized in the year of the grant. Messrs. Kleinfeld and Reitan are not retirement eligible. The accounting charge for their equity grants is spread over three years.

Mr. Belda exercised previously granted stock options in 2008 at $43.15. These stock options had been granted in 2002 and carried with them a one-time right to “reload” the option, meaning that new options would be granted at 100% of the then current market value of Alcoa stock on the date of exercise in 2008 and would have the same expiration date as the original option. Thus, under these legacy options, new reload options were granted at $43.15 with a term of approximately two years. The value attributed to reload options in the Summary Compensation Table is $1,020,344, which is the same value per option as regular grants. The actual value of the reload options may differ substantially from the accounting value required to be recorded as a compensation expense. The price of our common stock on February 11, 2009 (the record date for the annual meeting) was $7.70 per share. The reload options have zero actual value unless the stock price rises above $43.15 per share within two years.

The company has not granted new stock options with a reload feature since 2003 and has no current intention of granting stock options with a reload feature in the future. Most options having a reload feature have already expired. Only two grants are outstanding that still carry a reload feature. They are indicated in the Outstanding Equity Awards table on page 37, see footnote 6.

Accounting valuation of equity awards

We report in the Summary Compensation Table the value for equity awards that we charge to compensation expense in our financial statements under FAS 123R. The assumptions underlying the FAS 123R valuation of option awards are set forth in the table below:

	2008	2007			2006
	Original and Reload Grants	Original Grants	Reload Grants	Kleinfeld Grant	Original Grants
Weighted average fair value per option	$6.41	$6.04	$5.56	$7.56	$5.98
Average risk-free interest rate	3.01-3.66%	4.75-5.16%	4.94-5.11%	4.03-4.59%	4.42-4.43%
Dividend yield	2.10%	2.20%	2.20%	2.10%	2.00%
Volatility	31-34%	22-29%	22-24%	22-29%	27-32%
Exercise behavior	39%	35%	26%	35%	23%
Expected life (years)	4.0	3.8	1.5	3.9	3.6

A restricted share unit is valued at the market price of a share of stock on the date of grant.

Column (g)—Non-Equity Incentive Plan Compensation

Reflects cash payments made under the annual Incentive Compensation Plan for 2008 performance.

Column (h)—Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The amount shown in column (h) reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2007 to December 31, 2008.

Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on company stock are paid at the same rate as dividends paid to shareholders.

Column (i)—All Other Compensation

Company Contributions to Savings Plans. The named executive officers participate in the Alcoa Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 6% of base pay on a pre-tax basis and up to 4% on an after-tax basis. Alcoa matches up to 6% of pre-tax contributions. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the tax code, the amount over the limit “spills over” into the nonqualified Deferred Compensation Plan. In 2008, total company contributions were: Mr. Belda $85,800, Mr. Kleinfeld $90,900, Mr. McLane $36,000, Mr. Christopher $36,000, Mr. Reitan $37,500 and Mr. Schell $1,034,977. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Savings Plan as a pension contribution (ERIC contributions). In 2008 the company contributed $6,900 to Mr. Kleinfeld’s account and $6,900 to Mr. Schell’s account under this pension feature, which is included in the total amount stated above for both of them. In addition, Mr. Schell received an ERIC contribution to his Deferred Compensation Plan account in the amount of $4,759, a matching contribution to his Deferred Compensation Plan account of $23,318 and a $1,000,000 contribution to his Deferred Compensation Plan account under the terms of this employment agreement, all of which amounts are included in the total amount.

Term life insurance and tax reimbursement to defray estate taxes. We provide additional term life insurance to Messrs. Belda and Reitan to offset their estimated U.S. estate taxes. In 2008, the company paid premiums for this insurance in the amount of $118,900 for Mr. Belda and $1,865 for Mr. Reitan. The company also reimbursed Mr. Belda $108,878 and Mr. Reitan $1,708 for their additional U.S. income taxes resulting from this benefit.

Split dollar life insurance and other company paid insurance. We provide split dollar life insurance through a legacy plan to Messrs. Belda, McLane and Christopher. The foregone interest on the company’s portion of 2007 premiums for split dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002 is: Mr. Belda $80,118, Mr. McLane $1,723 and Mr. Christopher $1,431. Mr. McLane has other company paid insurance for which the company paid $2,487 in 2008.

Company aircraft and car service. The Board of Directors determined that as a matter of security Messrs. Belda and Kleinfeld should use company aircraft for business and personal travel requiring air travel, whenever practicable. Exceptions to this policy are limited to circumstances in which the increased security risk is considered minimal. In 2008, Mr. Belda’s personal use of company aircraft was valued at $182,752 and Mr. Kleinfeld’s personal use was valued at $58,254 in incremental costs. The incremental cost of the use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip-related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease cost of the company aircraft and the cost of maintenance not related to trips are excluded. In 2008, Mr. Kleinfeld had personal use of a company car and driver valued at $59,200.

Relocation benefits and tax reimbursement. Mr. Kleinfeld received relocation and expatriate assistance in 2008 in the amount of $428,305 to assist him in relocating to New York. He was reimbursed $188,245 for additional income taxes resulting from this assistance.

Tax reimbursements. If a spouse of an employee is invited to attend a company function for appropriate business reasons, the company pays the travel expenses of the spouse and the employee incurs extra U.S. income tax liability for this amount. It is the company’s policy to reimburse the employee for the extra income expense when travel by a spouse is requested by the company. Mr. Belda was reimbursed $28,095, Mr. Kleinfeld was reimbursed $11,034, and Mr. Reitan was reimbursed $10,893 for this purpose in 2008.

Grants of Plan-Based Awards for 2008

Name	2008 Grant Dates		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]					All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options [4] (#)		Exercise or Base Price of Option Awards ($/sh)		2008 Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)		(i)	(j)		(k)		(l)
Alain J. P. Belda			$1,072,500	$2,145,000	$4,290,000
	01/17					0	150,000	[5]	300,000	[5]	150,000					8,637,000
	05/16	[4]										159,180	[4]	$43.15	[4]	1,020,344
												Total				$9,657,344

Klaus Kleinfeld	01/17		$980,000	$1,960,000	$3,920,000	0	400,000	[6]	400,000	[6]	100,000			$28.79		5,443,000
									100,000	[5]
	03/13										3,701					142,377
												Total				$5,585,377

Charles D. McLane, Jr.			$300,000	$600,000	$1,200,000
	01/17					0	31,666	[5]	63,332	[5]	31,667					1,823,357
												Total				$1,823,357

William F. Christopher			$300,000	$600,000	$1,200,000
	01/17					0	28,500	[5]	57,000	[5]	28,500					1,641,030
	03/17										500					18,550
	06/16										500					19,850
	09/15										500					13,465
	12/15										500					4,955
												Total				$1,697,850

Bernt Reitan			$312,500	$625,000	$1,250,000
	01/17					0	25,500	[5]	57,000	[5]	28,500					1,641,030
												Total				$1,641,030

J. Michael Schell
	05/09										64,037					2,500,004
												Total				$2,500,004

1	Annual cash incentive awards made under the Incentive Compensation Plan.
2	Performance awards in the form of restricted share units or stock options, granted under the 2004 Alcoa Stock Incentive Plan.
3	Time vested restricted share units granted under the 2004 Alcoa Stock Incentive Plan.
4	Reload options associated with stock options granted in 1999 under the Alcoa Stock Incentive Plan.
5	Performance awards in the form of restricted share units.
6	Performance awards in the form of stock options. If performance is above target, the excess above target is paid in the form of restricted share units.

Grants of Plan Based Awards

No performance share awards were earned in 2008 and therefore the value of those awards is zero; however the grant date fair value of performance awards is included in this table at 100% of the target amount. The Grants of Plan Based Awards table discloses the 2008 cash incentive and equity incentive opportunity, not the actual amount earned, for the named executive officers.

Mr. Belda

On January 17, 2008, Mr. Belda received a grant of 150,000 time-vested restricted share units and would have received 150,000 performance shares if the target performance goals were achieved, but the threshold for the plan was not reached and no performance shares were earned for 2008. The value shown in this table for performance awards that were not received is $4,318,500. The value of these awards is actually zero. Mr. Belda also received reload options in 2008, which are discussed in the footnote to columns (e) and (f) in the Summary Compensation Table, page 31. He no longer holds any options with a reload feature.

Mr. Kleinfeld

On January 17, 2008, Mr. Kleinfeld received a grant of 100,000 time-vested restricted share units and would have received 400,000 performance options if the target performance goals were achieved, but the threshold for the plan was not reached and no options were earned for 2008. The value shown in this table for performance options that were not received is $2,564,000. The value of these awards is actually zero. On March 13, 2008, Mr. Kleinfeld earned a grant of 3,701 restricted share units based on the company’s return on capital performance in 2007. Under our plan design, if performance exceeds target, then a holder of performance stock options receives the amount earned above target in the form of restricted share units, which are paid in the following year.

Mr. McLane

On January 17, 2008, Mr. McLane received a grant of 31,667 time-vested restricted share units and would have received 31,666 performance shares if the target performance goals were achieved, but the threshold for the plan was not reached and no performance shares were earned for 2008. The value shown in this table for performance awards that were not received is $911,664. The value of these awards is actually zero.

Mr. Christopher

On January 17, 2008, Mr. Christopher received a grant of 28,500 time-vested restricted share units and would have received 28,500 performance shares if the target performance goals were achieved, but the threshold for the plan was not reached and no performance shares were earned for 2008. The value shown in this table for performance awards that were not received is $820,515. The value of these awards is actually zero. He also received 2,000 special restricted share units in quarterly grants in 2008 for leading a market sector team.

Mr. Reitan

On January 17, 2008, Mr. Reitan received a regular grant of 28,500 time-vested restricted share units and would have received 28,500 performance shares if the target performance goals were achieved, but the threshold for the plan was not reached and no performance shares were earned for 2008. The value shown in this table for performance awards that were not received is $820,515. The value of these awards is actually zero.

Mr. Schell

When Mr. Schell joined the company in May 2008, he received a special grant of 64,037 restricted share units which are reported in column (i).

Stock and Option Awards in 2008

Share awards and performance share awards

Share awards are granted in the form of restricted share units that cliff vest three years from the date of the grant and are paid in common stock. Performance share awards have the same features, but the amount of the performance share award is determined after one year depending on the company’s return on capital performance, as compared with a comparator group of companies. Share awards are forfeited if an individual voluntarily leaves the company before the awards vest, except for retirement, death, change in control or in certain circumstances involving the divestiture of a business. See CD&A, “EQUITY AWARDS,” page 27.

Stock options and performance stock options

Stock options vest ratably over a three-year period and expire in six years. Performance stock options have the same features, but the amount of the performance stock options is determined after one year depending on the company’s return on capital performance, as compared with a comparator group of companies. See CD&A, “EQUITY AWARDS”, page 27.

Equity Choice Program

Under the Equity Choice Program, the form of the equity award (including performance-based equity)—stock options or shares in the form of restricted stock units—can be chosen by executives prior to the year of the grant on a ratio of one share award to four stock options.

Outstanding Equity Awards at Fiscal Year—End for 2008

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[1] (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)
Alain J. P. Belda
Stock Awards[1]								482,764	$5,435,923	*	150,000	$1,689,000	*
Performance Options[2]	23,344		—	—	$0.13		see note 2
	218,310		109,154	—	28.93		2012/01/12
Original Options[3]	400,000		—	—	22.56		2013/01/10
	350,940		—	—	29.54		2011/01/13
	434,900		—	—	35.66		2010/01/15
Reload Options[4]	155,556		—	—	36.30		2013/01/10
	568,086		—	—	46.45		2012/01/11
	375,723		—	—	46.45		2011/01/12
	159,180		—	—	43.15		2011/01/12
	634,222		—	—	46.17		2010/01/14
	246,573		—	—	46.23		2009/05/06
	164,588		—	—	46.22		2009/05/06
	163,465		—	—	46.22		2009/05/06
	285,837	[5]	—	—	46.16		2009/01/13

Klaus Kleinfeld
Stock Awards¹								120,942	$1,361,807	*	—	—
Performance Options[7]	29,762		59,524		39.15	*	2013/10/01
			400,000		28.79		2014/01/17

Charles D. McLane, Jr.
Stock Awards[1]								109,126	$1,228,759	*	31,666	$356,559	*
Original Options[3]	15,000	[6]	—	—	36.04		2012/01/11
	29,300		—	—	29.54		2011/01/13
	13,700	[6]	—	—	31.47		2011/01/12
	26,800		—	—	35.66		2010/01/15

William F. Christopher
Stock Awards[1]								202,254	$2,277,380	*	28,500	$320,910	*
Original Options[3]	101,533		—	—	22.56		2013/01/10
	91,400		—	—	29.54		2011/01/13
Reload Options[4]	8,484		—	—	46.77		2011/11/09
	56,706		—	—	46.77		2011/01/12
	67,172		—	—	46.40		2010/01/14
	10,383	[5]	—	—	46.61		2009/01/13
	44,932	[5]	—	—	46.64		2009/01/13

Bernt Reitan
Stock Awards[1]								197,397	$2,222,690	*	28,500	$320,910	*

J. Michael Schell
Stock Awards[1]								64,037	$721,057	*		—

*	The closing price of the company’s common stock on December 31, 2008 was $11.26
[1]

Stock awards include performance share awards at the target amount and time based share awards. Both types of stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

2	Mr. Belda holds earned performance options granted in 1992 and 1993 that expire five years after retirement. They were originally granted at $1.00, and subsequent stock splits have reduced the grant price.
3	Original options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted since 2004 vest in three years (1/3 each year), have a term of six years and do not have a reload feature. Options granted in 2003 vest in three years (1/3 each year), have a term of ten years and had a reload feature that allowed one reload in 2004 for the 1/3 of the options that vested in that year. Options granted in 2002 and prior years vest in one year, have a term of ten years and have one reload over the term of the option.
4	Reload options are options that were granted pursuant to a reload feature on an original option grant. Under the reload feature, when an individual exercises an option and reloads it, he receives stock equal to the difference between the price of the common stock on the date of exercise of the original option and the price of the common stock on the date of the grant of the option, less shares withheld to pay taxes. One half of these after tax “profit shares” must be held for five years or until the individual’s employment with Alcoa terminates. The individual then receives a reload option equal to the after tax profit shares. The reload option has an exercise price equal to the market value of the stock on the date the original option was exercised and has the same expiration date as the underlying original option. The reload feature was designed to promote early exercise of options and retention of Alcoa shares.
5	This table shows equity grants outstanding as of December 31, 2008. Mr. Belda’s July 2007 reload grant of 285,837 options and Mr. Christopher’s July 2007 reload grants of 10,383 and 44,932 options expired in January 2009 without value.
6	These options have a right to reload.
7	Mr. Kleinfeld was granted performance stock options in 2007 which are shown as earned amounts in 2008. These grants reflect his choice of performance stock options under the Equity Choice Program (described in the CD&A at page 27).

Option Exercises and Stock Vested for 2008

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2008. Stock option exercises relate to stock options granted in years 1999 through 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Alain J. P. Belda	172,267	$1,081,837	49,120	$1,558,578
Charles D. McLane, Jr.	20,512	$222,764	10,740	$361,630
William F. Christopher			12,210	$387,423
Bernt Reitan			12,210	$387,423

Pension Benefits for 2008

Name	Plan Name(s)	Number of Years of Credited Service¹	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Alain J. P. Belda	Alcoa Retirement Plan	40.00	$1,288,624	N/A
	Supplemental Pension Plan for Senior Executives		$18,728,415

	Total		$20,017,039

Klaus Kleinfeld	Individual Agreement	1.25	$690,265	N/A

Charles D. McLane, Jr.	Alcoa Retirement Plan	36.04	$1,287,902	N/A
	Supplemental Pension Plan for Senior Executives*		$3,129,179

	Total		$4,417,081

William F. Christopher	Alcoa Retirement Plan	33.75	$1,233,125	N/A
	Supplemental Pension Plan for Senior Executives		$4,992,821

	Total		$6,225,946

Bernt Reitan	Alcoa Retirement Plan	8.50	$197,731
	Excess Benefits Plan C		$801,603

	Total		$999,334	N/A

*	A portion of Mr. McLane’s benefit will be paid from the Reynolds Restoration Plan.

Qualified Defined Benefit Plan

In 2008, Messrs. Belda, McLane, Christopher and Reitan participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive, and are calculated using the average of the highest five of the last ten years of earnings. The Alcoa Retirement Plan reflects limits imposed by the tax code. The limit for 2008 compensation was $230,000. The base benefit payable at age 65 is 1.1% of final average earnings up to the social security covered compensation limit plus 1.475% of final average earnings above the social security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement. At December 31, 2008, Messrs. Belda, McLane and Christopher were eligible to retire with an unreduced normal retirement benefit under the applicable rules of the Alcoa Retirement Plan because they are either over age 62 or have at least 30 years of service.

Nonqualified Defined Benefit Plan

Messrs. Belda, McLane and Christopher participate in the Supplemental Pension Plan for Senior Executives. This plan is a nonqualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. In addition, this plan, upon qualified retirement, provides executives who retire with 30 or more years of service a total pension benefit prior to age 62 that is equal to 1.475% of average final compensation (salary plus 100% of annual cash incentive) per year of service. This payment will be reduced by 1% for each year by which retirement precedes age 62. The post age 62 amount is equivalent to the Alcoa Retirement Plan formula and is based on final average earnings consisting of salary plus 100% of incentive compensation. Mr. Reitan participates in the Excess Benefits Plan C. This plan is a nonqualified plan which provides for benefits that exceed the limits on compensation imposed by the tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under both nonqualified plans are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Individual Agreements

Under his employment agreement, Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG.

Under his employment agreement, Mr. Schell is entitled to annual credits of $1,000,000 to the Deferred Compensation Plan, which are reported in the Non-Qualified Deferred Compensation Plan table on page 41.

Alcoa Savings Plan

For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Schell, the company contributes an Employer Retirement Income Contribution (ERIC) amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Savings Plan as a pension contribution in lieu of a defined benefit pension plan available to employees hired before March 1, 2006. The company contributed $6,900 to Messrs. Kleinfeld’s and Schell’s accounts in 2008. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a company matching contribution of 100% up to the first 6% of deferred salary. In 2008, this amount was $13,800 for Messrs. Belda, Kleinfeld, McLane, Christopher and Reitan. No matching contributions were made to Mr. Schell’s account in 2008.

Non-qualified Defined Contribution Plan

When the tax code limits on ERIC contributions to the Alcoa Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan and are reported in the table on page 41 “Non-Qualified Deferred Compensation for 2008.” The company contributed $4,759 to Mr. Schell in 2008. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 30.

Non-Qualified Deferred Compensation for 2008

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2008 FYE ($)
(a)	(b)	(c)	(d)		(e)	(f)
Alain J. P. Belda	$72,000	$72,000	($2,920,316	) E	$0	$5,221,481
			$89,456	D
Klaus Kleinfeld	$70,200	$70,200	($47,578	) E	$0	$110,462
			$2,727	D
Charles D. McLane, Jr.	$58,200	$22,200	($86,521	) E	$0	$241,472
			$7,431	D
William F. Christopher	$52,200	$22,200	($196,649	) E	$0	$681,528
			$9,207	D
Bernt Reitan	$23,700	$23,700	($888,214	) E	$0	$818,188
			$25,461	D
J. Michael Schell	$23,318	$1,028,077	($207,124	) E	$0	$845,425
			$1,153	D

E—Earnings    D—Dividends on Alcoa common stock or share equivalents

The investment options under the nonqualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may contribute up to 20% of their salaries in total to the Alcoa Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

The company contributes matching contributions on employee salary deferrals that exceed the limits on compensation imposed by the tax code. For Mr. Schell, the company also contributes:

•	an amount equal to 3% of salary and annual incentive on compensation that exceeds the limits on compensation imposed by the tax code; and

•	an annual contribution of $1,000,000 to a deferred compensation account in accordance with his employment agreement.

These amounts are included in the column “All Other Compensation” in the Summary Compensation Table on page 30.

The principal benefit to executives of this plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment.

Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive severance agreements.

Alcoa entered into executive severance agreements with key executives to facilitate transitioning key positions to suit the timing needs of the company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. McLane, Christopher and Reitan have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years base salary, continued healthcare benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the company. Messrs. Kleinfeld and Schell have similar severance agreements containing the terms described above except that they provide for two years’ salary and annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits		Estimated net present value of continued health care benefits	Total
Alain J. P. Belda	Mr. Belda does not have an Executive Severance Agreement
Klaus Kleinfeld	$6,801,217	$1,468,869		$27,387	$8,297,473
Charles D. McLane, Jr.	$1,207,352	$286,200		$13,438	$1,506,990
William F. Christopher	$1,207,352	$432,300		$18,048	$1,657,700
Bernt Reitan	$1,255,574	$292,400		$19,729	$1,567,703
J. Michael Schell	$2,364,703	$69,441	*	$19,729	$2,453,873

*	represents the equivalent of pension contributions of 3% of salary and annual incentive for two years.

Potential payments upon a change in control.

In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The Change in Control Severance Plan provides each of the named executive officers with termination compensation if his employment is terminated without cause or terminated by him in certain circumstances, in either case within three years after a change in control of the company. Messrs. Belda, Kleinfeld, McLane and Schell, namely those officers who are in key positions to negotiate or handle a change in control transaction, may elect, if they have not been terminated or left for good reason sooner, to leave the company during a window period of 30 days which begins six months after a change in control. Messrs Christopher and Reitan must be terminated or leave for good reason in order to receive a payment under the plan. The plan is designed to retain key executives during the period a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the company. Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement. The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. Unvested stock options and stock awards will vest under the terms of the 2004 Alcoa Stock Incentive Plan and a legacy stock acquisition plan (collectively, the “Plan”) in the event of a change in control. In such event, the Compensation and Benefits Committee would encourage executives who accept employment with an acquiring company to allow their unvested equity awards to be converted into equity awards of equal value in the acquiring company; however, the Committee does not have the right to require such action under the Plan.

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross up for excise taxes	Total
Alain J. P. Belda	$12,365,917	$0	$12,365,917
Klaus Kleinfeld	$13,253,207	$0	$13,253,207
Charles D. McLane, Jr.	$6,515,842	$2,883,473	$9,399,315
William F. Christopher	$4,703,828	$0	$4,703,828
Bernt Reitan	$4,853,425	$0	$4,853,425
J. Michael Schell	$6,860,418	$3,040,574	$9,900,992

Normal retirement benefits

The table below lists the named executive officers who are eligible to retire under an Alcoa pension plan as of December 31, 2008. If they had terminated employment as of December 31, 2008, they would have been entitled to annual pension benefits under the plans described on page 39 “Pension Benefits,” as shown in the following table:

Name	Amount
Alain J. P. Belda	$1,872,227
Charles D. McLane, Jr.	$354,841
William F. Christopher	$501,566

If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2008, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $122,440 starting at age 62.

If Mr. Reitan had voluntarily terminated employment as of December 31, 2008, it is estimated that his pension would have paid an annual annuity of $129,443 starting at age 65.

Potential additional retirement benefits

In addition to normal retirement benefits, Messrs. McLane and Christopher each would be eligible for additional benefits of $400 per month payable until age 62 provided through the qualified pension plans in the event of an involuntary termination with no offer of suitable employment.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders[1]	54,381,418	[1]	$34.75	37,453,860	[2]
Equity compensation plans not approved by security holders[3,4]	0		0	0

Total	54,381,418		$34.75	37,453,860

[1]

Includes the 2004 Alcoa Stock Incentive Plan (approved by shareholders in April 2004) (2004 Plan), Alcoa Stock Incentive Plan (approved by shareholders in 1999) and the former Alcoa Long Term Stock Incentive Plan (last approved by shareholders in 1992 and amendments thereto approved by shareholders in 1995). Table amounts are comprised of the following:

•	44,844,979 stock options

•	1,337,243 performance options (581,729 granted at target)

•	6,882,157 stock awards

•	1,317,039 performance share awards (534,460 granted at target)

[2]

No awards may be granted under the 2004 Plan after April 30, 2009. The 2004 Plan authorizes, in addition to stock options, other types of stock-based awards in the form of stock appreciation rights, contingent stock, performance shares and performance units and stock or other awards. The shares that remain available for issuance under the 2004 Plan may be issued in connection with any one of these awards. Included in the 2004 Plan were additional share reserves of 30 million stock options and stock appreciation rights and 10 million for other awards. In addition, the 2004 Plan provides the following are available to grant under the 2004 Plan: (i) shares subject to awards under the 2004 Plan or prior plan that are forfeited, settled for cash, expire or otherwise terminate without issuance of shares and (ii) shares tendered in payment of the purchase price of an option award under the 2004 Plan or prior plan or tendered or withheld to pay required withholding taxes. Table amounts are comprised of the following:

•	35,840,039 stock options and stock appreciation rights

•	1,613,821 other awards

[3]

In connection with its acquisitions of Alumax, Inc., Cordant Technologies Inc., Howmet Corporation and Reynolds Metals Company, Alcoa assumed stock options outstanding under these companies’ stock option plans. An aggregate of 948,124 shares of Alcoa common stock are to be issued upon exercise of the outstanding options. The options have a weighted-average exercise price of $31.38. No grants of stock options under these plans have been made since the year of Alcoa’s acquisition of the particular company, nor will any such grants be made in the future.

[4]

The Alcoa Fee Continuation Plan for Non-Employee Directors, adopted in 1990, provided fee continuation payments for persons who met a minimum service requirement as a non-employee director. Each of the eligible participants (ten at December 31, 2008) was entitled to receive such cash and stock payments for life upon retirement from the Board based upon the cash retainer fee for directors and an annual stock grant under the company’s former Stock Plan for Non-Employee Directors. In 1995, the Board froze future annual payments to eligible directors at a maximum of $30,000 and 2,000 shares (or a lesser proportion based on service). In 2006, the Plan was amended to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments the eligible participants would have received in stock and cash. Prior to the 2006 Amendment, Alcoa’s practice had been to use treasury shares for the share payments. All current fees and other compensation for directors are outlined under the caption “Director Compensation for 2008” on page 45.

DIRECTOR COMPENSATION FOR 2008

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Kathryn S. Fuller	$192,500		$50	$192,550
Carlos Ghosn	$192,500		$50	$192,550
Joseph T. Gorman	$220,000	$(230,742)	$50	$220,050
Judith M. Gueron	$220,000	$(389,599)	$5,925	$225,925
Michael G. Morris	$192,500		$50	$192,550
E. Stanley O’Neal	$203,500		$5,903	$209,403
James W. Owens	$203,500		$50	$203,550
Patricia F. Russo*	$48,125		$50	$48,175
Henry B. Schacht	$220,000	$(49,318)	$9,782	$229,782
Ratan N. Tata	$192,500		$50	$192,550
Franklin A. Thomas	$220,000	$(466,911)	$1,341	$221,341
Ernesto Zedillo	$203,500		$13,352	$216,852

*	Ms. Russo joined the Board in the fourth quarter of 2008.

The change in pension value column is negative, reflecting the drop in stock price from year-end 2007 to year-end 2008 because a portion of the pension value is calculated with reference to our stock price. We did not include the negative amount in the total column in order to more accurately present the compensation for 2008. We do not have a current pension plan for directors. See “Fee Continuation Plan for Non-Employee Directors” on page 46.

The Governance and Nominating Committee reviews director compensation periodically and makes adjustments, as appropriate, based on market information provided to the committee by Pearl Meyer & Partners. Pearl Meyer & Partners does not provide any services to the company other than consultation on director compensation.

Our director fees in 2008 were:

Type of Fee	Amount
Annual retainer for all directors	$192,500
Annual fee to serve as Lead Director and to chair the Governance and Nominating Committee	$27,500
Annual fee to chair the Audit Committee	$27,500
Annual fee to serve on the Audit Committee	$11,000
Annual fee to chair the Compensation and Benefits Committee	$16,500
Annual fee to chair the Public Issues Committee	$16,500

Directors do not receive stock awards for their service as directors, but each director is required to invest $100,000 annually to purchase Alcoa common stock until the director owns 10,000 shares, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Deferred Fee Plan for Directors

The company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the company’s 401(k) tax-qualified savings plan for salaried employees.

Fee Continuation Plan for Non-Employee Directors

The company does not provide retirement benefits to non-employee directors under any current program. Messrs. Gorman, Schacht and Thomas and Ms. Gueron will receive annual payments in cash for life upon retirement from the board under the terms of the Alcoa Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments they would have received in stock and cash. These amounts are: Mr. Gorman $12,000/800 shares; Ms. Gueron $21,000/1,400 shares; Mr. Schacht $3,000/200 shares; Mr. Thomas $30,000/2,000 shares. The amounts reflected in the table assume immediate retirement with a present value of the accumulated stock-based portion of the award based on the 2008 year end closing price of $11.26 per share and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year. The decline in value shown in the table reflects the decline in the company’s stock price in 2008 as compared with 2007. This amount shown in column (c) is the net present value of the total stream of payments projected to be made, not the annual annuity amount.

The Fee Continuation Plan was also amended in 2006 to provide that if the Board of Directors asks a director who is entitled to payments under the plan to stand for re-election beyond the normal retirement date and the director agrees and continues to serve as a director, then a lump sum payment in cash will be made to the director upon retirement from the board in an amount equal to the payments the director would have received under the plan had the director retired at the normal retirement date, plus interest at a market rate on the cash portions of the payment and cash equal to dividends that would have been paid on the stock portion of the payment under the former cash and stock formulas.

All Other Compensation (column d)

If a spouse of a director is invited to attend a company function for appropriate business reasons, the company pays the travel expenses of the spouse and the director incurs extra U.S. income tax expense for this amount. It is the company’s policy to reimburse the director for the extra income tax expense when travel by a spouse is requested by the company. The amounts reflected in column (d) primarily relate to such reimbursements. Each director is also provided travel insurance when traveling on company business. The $50 value of this insurance is also reflected in this column. Mr. Schacht also participates in legacy life insurance plans for which the company contributed $1,183 in 2008, the amount of which is included in column (d).

ALCOA STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2008.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Capital World Investors[1] 333 South Hope Street Los Angeles, CA 90071	64,145,900	8.0%

State Street Bank and Trust Company, Trustee[2] State Street Financial Center One Lincoln Street Boston, MA 02111	40,929,410	5.1%

[1]

As reported in a Schedule 13G amendment dated February 9, 2009. Capital World Investors, a division of Capital Research and Management Company (CRMC), reported that it is deemed to be the beneficial owner of the shares shown as a result of CRMC acting as investment adviser to various investment companies. It reported that it had sole power to dispose of all of the shares shown, sole power to vote 6,009,500 shares, and shared power to vote or dispose of 0 shares. It disclaimed beneficial ownership of all shares reported.

[2]

As reported in a Schedule 13G dated February 13, 2009. State Street Bank and Trust Company, Trustee, acting in various fiduciary capacities, reported that it had sole power to vote all the shares shown, shared power to dispose of all the shares shown, and shared power to vote and sole power to dispose of 0 shares. It disclaimed beneficial ownership of all shares reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the ownership of Alcoa common stock, as of February 27, 2009, by each director, each of the named executive officers, and all directors and executive officers as a group. No individual director or executive officer beneficially owned more than 1% of Alcoa’s common stock. The total beneficial ownership by directors and executive officers as a group represented less than 2% of outstanding shares.

Messrs. Belda and Kleinfeld are each required to own 160,000 shares of Alcoa common stock and each of the other named executive officers is required to own 50,000 shares of Alcoa common stock. Under our policy, officers have five years to achieve the required ownership level.

Each director is required to invest $100,000 annually to purchase Alcoa common stock until the director owns 10,000 shares, and each director is required to maintain that investment until retirement from the board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Name	Amount and Nature of Beneficial Ownership
	Common Stock and Stock Equivalent Units[1]	Exercisable Stock Options[2]
Alain J. P. Belda	1,620,597	4,004,041
Klaus Kleinfeld	153,804	29,762
Kathryn S. Fuller	13,734
Carlos Ghosn	39,840
Joseph T. Gorman	112,321
Judith M. Gueron	46,478
Michael G. Morris	9,782
E. Stanley O’Neal	10,341
James W. Owens	17,282
Patricia F. Russo	10,000
Henry B. Schacht	50,100
Ratan N. Tata	11,353
Franklin A. Thomas	82,213
Ernesto Zedillo	26,258
Charles D. McLane, Jr.	122,282	84,800
William F. Christopher	307,407	325,295
Bernt Reitan	234,254
J. Michael Schell	134,849
All directors and executive officers as a group (20 individuals)	3,197,216	4,741,930

[1]

Common stock and common stock equivalents include (i) voting securities (shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements), and for executive officers, share equivalent units held in the Alcoa Savings Plan for Non-Bargaining Employees); (ii) for executive officers, deferred share equivalent units held under the Deferred Compensation Plan, unvested restricted stock units granted to the executive officers under the 2004 Alcoa Stock Incentive Plan (including earned performance share awards); and (iii) for directors, deferred share equivalent units held in the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors in effect prior to 2005. Deferred share equivalent units track the performance of Alcoa common stock but do not confer voting or investment power over shares of common stock and are payable in cash upon termination of employment or when board service ends. Restricted stock units do not confer on the holder voting or investment power over shares of common stock until the units vest, at which time shares of common stock (less shares withheld for taxes) are issued.

[2]

Exercisable stock options includes the number of shares of Alcoa common stock that the executive officer has a right to acquire as of or within 60 days after February 27, 2009 through the exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any current Alcoa plan. A new stock incentive plan is being recommended which would permit granting of equity awards to directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Alcoa’s directors and executive officers and persons who beneficially own more than ten percent of our stock to file reports of ownership and changes in ownership of our stock with the SEC within specified periods. Due to the complexity of the reporting rules, the company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company’s records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in 2008.

CORPORATE GOVERNANCE

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers and employees to conduct business in compliance with our Business Conduct Policies and we survey compliance with these policies on an annual basis. The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines, board committee charters, Director Independence Standards, a Code of Ethics for the CEO, CFO and other financial professionals and Related Person Transaction Approval Policy. The Director Independence Standards were amended in January 2009 to reflect changes to the New York Stock Exchange rules on director independence. A copy of the revised Director Independence Standards is attached as Attachment D.

WHERE TO FIND CORPORATE GOVERNANCE INFORMATION

Additional corporate governance information as well as all of the documents listed above are available on our website: http://www.alcoa.com under “About Alcoa—Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling 1 412 553-3905.

DIRECTOR INDEPENDENCE

In its Corporate Governance Guidelines, the board has adopted the policy that independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function. Under the Director Independence Standards, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards, a director is not considered “independent” unless the board affirmatively determines that the director has no material relationship with the company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting a determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K, is deemed to be an immaterial relationship. The board has affirmatively determined that all the directors are independent except Messrs. Belda and Kleinfeld, who are employed by the company (and therefore do not meet the independence standards set forth in the Director Independence Standards) and each director other than Messrs. Belda and Kleinfeld has only immaterial relationships with the company (other than being a director and shareholder of the company).

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2008 were material. Under our Related Person Transaction Approval Policy, which is posted on our website at http://www.alcoa.com under “About Alcoa—Corporate Governance—Policies,” such transactions are deemed to be immaterial if the aggregate amount for the fiscal year does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues.

No contributions have been made to any tax-exempt organization in which any independent director serves as an executive officer that exceeded the greater of $250,000 or 2% of the tax-exempt organization’s consolidated gross revenues.

LEAD DIRECTOR

The board has designated Franklin A. Thomas, who is Chairman of the Governance and Nominating Committee, as the Lead Director. Mr. Thomas presides at all executive sessions of the non-management directors. Executive sessions are held at each regular board meeting that occurs throughout the year. The Lead Director’s role is defined as follows:

1.	Preside at all meetings of the board at which the Chairman is not present including executive sessions of the independent directors;

2.	Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

3.	Review meeting agendas and schedules for the board;

4.	Ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and

5.	Call special meetings of the independent directors in accordance with the by-laws of the company, as the Lead Director may deem to be appropriate.

The General Counsel and the Corporate Secretary’s Office will provide support to the Lead Director in fulfilling the Lead Director role.

MEETINGS AND ATTENDANCE

The board met seven times in 2008. Attendance by directors at board and committee meetings averaged 96%. All incumbent directors serving in 2008 attended at least 75% of the meetings except Mr. Ghosn, who due to his dual role as chief executive officer of Nissan Motor Co. Ltd., headquartered in Japan and Renault S.A., headquartered in France, was able to attend 71% of the meetings. The Board of Directors considers his service on the board to be beneficial to the company despite limitations due to time and distance constraints of his current position.

The board approved a policy which encourages all directors to attend the annual meeting of shareholders. In addition, a meeting of the Board of Directors is regularly scheduled in the same city as and in conjunction with a board meeting to facilitate directors’ attendance at the annual shareholders’ meeting. Twelve of our then thirteen directors attended the 2008 annual shareholders’ meeting.

COMMITTEES OF THE BOARD

There are five standing committees of the board, as discussed below. Each board committee has a charter, current copies of which are available to shareholders on our website: http://www.alcoa.com under “About Alcoa—Corporate Governance.”

Audit Committee

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains, oversees and evaluates the independent auditors. It also reviews the company’s internal and external audit reports, compliance reports and risk management issues. No committee member currently sits on more than one other public company’s audit committee. At its regularly scheduled meetings, the Audit Committee meets individually with the independent auditors, the Chief Financial Officer, the Vice President—Audit and the General Counsel, without any other members of management present. The committee met ten times in 2008. The chairman of this committee or his designee also met with management and the independent auditors before earnings announcements in January, April, July and October.

Henry B. Schacht, Joseph T. Gorman, E. Stanley O’Neal, James W. Owens and Ernesto Zedillo each qualify as an “audit committee financial expert” under applicable Securities and Exchange Commission rules, and all of the members of the Audit Committee have been determined to be financially literate. The Audit Committee has oversight of key risk management issues as well as financial matters. The Audit Committee Charter authorizes the committee to retain the independent auditor and to engage outside advisors, as it deems appropriate, including but not limited to financial and legal experts. All members of the Audit Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Audit Committee are Henry B. Schacht (chair), Joseph T. Gorman, Judith M. Gueron, E. Stanley O’Neal, James W. Owens, and Ernesto Zedillo. A copy of the Audit Committee charter is attached as Attachment E. It was amended to provide explicit authority to the Committee to review and concur in the appointment, replacement or dismissal of the chief internal audit executive.

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (particularly the incentive compensation and equity-based plans) and approves the Compensation Discussion & Analysis for inclusion in the proxy statement. The By-laws of the company provide that the Compensation and Benefits Committee of the Board of Directors has the sole authority to determine the compensation of all officers of the company who are elected by the board, including incentive compensation. In addition, the 2004 Alcoa Stock Incentive Plan approved by shareholders gives the Compensation and Benefits Committee the sole authority to establish equity awards for executive officers. Executive officers do not determine the amount or form of executive or director compensation, but the Chief Executive Officer recommends to the Compensation and Benefits Committee compensation changes and incentive compensation for other executive officers. The Compensation and Benefits Committee uses Frederic W. Cook of the firm Frederic W. Cook and Co. to assist in determining or recommending the compensation for executive officers. Mr. Cook is retained directly by, and he reports directly and exclusively to, the committee. The scope of his consulting services is limited to the services he provides directly to the Compensation and Benefits Committee on executive compensation matters. The company retains Towers Perrin to provide market data on compensation but that firm does not assist in the recommendation or determination of compensation for executive officers. The Compensation and Benefits Committee met six times in 2008. All members of the Compensation and Benefits Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Compensation and Benefits Committee are Joseph T. Gorman (chair), Kathryn S. Fuller, Patricia F. Russo and Franklin A. Thomas.

Executive Committee

The Executive Committee has authority to act on behalf of the board. In 2008, this committee met five times when specific action was required between board meetings. The members of the Executive Committee are Alain J. P. Belda (chair), Joseph T. Gorman, Henry B. Schacht and Franklin A. Thomas.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the full board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other board members or shareholders. In addition, the committee makes recommendations to the board for board committee assignments, develops and annually reviews corporate governance guidelines for the company, approves related person transactions and otherwise oversees corporate governance matters, in addition to coordinating an annual performance review for the board, board committees and individual director nominees. The committee also periodically reviews and makes recommendations to the board regarding director compensation. The committee met five times in 2008. All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with SEC regulations, the NYSE listing standards and the board’s Director Independence Standards. The members of the Governance and Nominating Committee are Franklin A. Thomas (chair), Kathryn S. Fuller, and Ernesto Zedillo.

Public Issues Committee

The Public Issues Committee provides advice and guidance on public issues and matters affecting the reputation of the company. The committee also oversees corporate giving and the company reporting initiatives regarding sustainability and corporate responsibility matters. The committee met five times in 2008. The members of the Public Issues Committee are Judith M. Gueron (chair), Kathryn S. Fuller, Michael G. Morris, Henry B. Schacht, Ratan N. Tata and Ernesto Zedillo.

BOARD, COMMITTEE AND DIRECTOR EVALUATIONS

The Governance and Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes shareholder input and suggestions. Those wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa, Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to the “About Alcoa—Corporate Governance—Ethics and Compliance” section of http://www.alcoa.com.

Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Alcoa Board of Directors has asked the Corporate Secretary’s office to submit to the board all communications received, excluding only those items that are not related to board duties and responsibilities, such as:

•	Junk mail and mass mailings;

•	Product complaints and product inquiries;

•	New product or technology suggestions;

•	Job inquiries and resumes;

•	Advertisements or solicitations; and

•	Surveys.

BUSINESS CONDUCT POLICIES AND CODE OF ETHICS

The company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all company officers and employees, as well as those of controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

In November 2003, the board adopted a code of ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of this code, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

RECOVERY OF INCENTIVE COMPENSATION

The Board of Directors adopted the following policy in 2006:

If the board learns of any misconduct by an executive officer that contributed to the company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the board determines fit the facts surrounding the particular case. The board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

In addition, the Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

NOMINATING CANDIDATES FOR ELECTION TO THE BOARD

SHAREHOLDER RECOMMENDATIONS FOR DIRECTORS

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive office: Alcoa, Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current Securities and Exchange Commission rules; and an indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and board member attributes.

SHAREHOLDER NOMINATIONS FROM THE FLOOR OF THE ANNUAL MEETING

The company’s Articles provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•	The number of shares of Alcoa stock that the shareholder owns and is entitled to vote at the annual meeting;

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons so specified;

•	A description of all arrangements or understandings (if any) between the shareholder and each nominee or other person (naming such person) by or under which the nominations are to be made;

•	Information about the nominees as would be required in a proxy statement filed under then-current SEC rules;

•	The consent of each nominee to serve as a director of the company; and

•	Completion of the questionnaire described on page 55.

Any such notice must be sent to our principal executive office: Alcoa, Corporate Secretary, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2010 annual meeting is February 8, 2010.

MINIMUM QUALIFICATIONS FOR DIRECTOR NOMINEES AND BOARD MEMBER ATTRIBUTES

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the company’s values.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex global organization, or serving or having served in a significant policy-making position of a well respected, nationally or internationally recognized educational institution or not-for-profit organization; or otherwise in a generally recognized position of leadership in the director’s field of endeavor.

7.	Directors must be committed to understanding the company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

11.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the company’s image and reputation.

To be eligible to be a nominee for election or re-election as a director of the company, a person must deliver to the following address: Alcoa, Corporate Secretary, 390 Park Avenue, New York, New York 10022-4608, a written questionnaire with respect to the background and qualification of such person and any other person or entity that such person may represent (which questionnaire shall be provided by the Corporate Secretary) and a written representation and agreement (in the form provided by the Corporate Secretary) that such person (A) has no agreement or understanding with any person or entity as to how such person will act or vote on any issue or question as a director, (B) is not a party to any agreement or understanding with any person or entity other than the company with respect to compensation, reimbursement or indemnification in connection with service or action as a director, (C) will comply with the director stock ownership guidelines of the company and (D) in such person’s individual capacity and on behalf of any person or entity for whom such person may be a representative, has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the company. In addition, a person shall not be eligible to be a nominee for election as a director unless that person meets the requirements for service as a director prescribed in the company’s Corporate Governance Guidelines. Such questionnaire must be delivered to the Corporate Secretary at the address above not later than the close of business on the later of the 90th day prior to the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, as provided in the By-Laws of the company.

PROCESS OF EVALUATION FOR DIRECTOR CANDIDATES

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the board’s mix of skills and experiences, and a board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. In the context of the current composition and needs of the board and its committees, the committee considers the candidate against the criteria it has adopted.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a board member.

TRANSACTIONS WITH RELATED PERSONS

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The company’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in a written policy which is available on our website: http://www.alcoa.com under “About Alcoa—Corporate Governance—Policies.” Under these procedures a legal review determines which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then determines whether to approve or ratify a related person transaction or to refer it to the full board or another committee of the board for approval or ratification. The policy applies to transactions with related persons in the amount of $120,000 or more that do not involve employment matters (except employment of an executive officer that is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions that fall below the New York Stock Exchange threshold for director independence, transactions such as dividends where all shareholders receive proportional benefits and transactions involving competitive bids.

TRANSACTIONS WITH RELATED PERSONS

Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement.

We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the company. This indemnity is required under the Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

OTHER MATTERS

LITIGATION PROCEEDINGS INVOLVING DIRECTORS OR OFFICERS

As previously reported in the company’s other SEC filings, on July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania. The Teamsters action has been fully briefed and awaits oral argument. On March 6, 2009, the Philadelphia Gas Works Retirement Fund filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. Both shareholder derivative actions were brought against certain officers and directors of Alcoa claiming breach of fiduciary duty and other violations and both actions are based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigation of Alcoa by the United States Department of Justice and Securities and Exchange Commission with respect to Alba’s claims. These derivative actions claim that the defendants caused or failed to prevent the conduct alleged in the Alba lawsuit. The Alba suit and the corresponding government investigation are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2008 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described above, the company is paying the expenses, including attorneys’ fees incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

ATTACHMENT A

PEER GROUP COMPANIES FOR COMPENSATION PURPOSES

2008 Peer Group—Companies in Towers Perrin Database with Revenue > $15B

Abbott Laboratories	Delta Airlines	Lafarge North America	Sprint Nextel
Accenture	DENSO International America	Lenovo	Staples
adidas America	Direct Energy	LG Electronics USA	State Farm Insurance
Aegon USA	Dominion Resources	Liberty Mutual	SUEZ Energy North America
Aetna	Dow Chemical	Lockheed Martin	Sun Life Financial
AFLAC	DuPont	Loews	Sunoco
AIG	EDS	Lorillard Tobacco	SuperValu Stores
Alcatel-Lucent	Eli Lilly	Manpower	Target
Alcon Laboratories	Emerson	Marathon Oil	TD Banknorth
Allianz	E.ON U.S.	Massachusetts Manual	Tesoro
Allstate	EPCO	Mazda North American Operations	3M
Altria Group	Ernst & Young	McDonald’s	Time Warner
American Airlines	Exelon	McKesson	Time Warner Cable
American Water Works	ExxonMobil	Medco Health Solutions	T-Mobile
Anadarko Petroleum	Fairchild Controls	MedImmune	Travelers
Archer Daniels Midland	Fannie Mae	Merck	Unilever United States
Arrow Electronics	Farmers Group	MetLife	Union Pacific
AstraZeneca	Fireman’s Fund Insurance	Microsoft	United Airlines
AT&T	Fluor	MOL America	UnitedHealth
AXA Equitable	Ford	Motorola	United Parcel Service
BAE Systems	FPL Group	Munich Re America	United Technologies
Banco do Brasil	Freeport-McMoRan Cooper & Gold	Murphy Oil	United Water Resources
Bank of America	Gap	National Starch & Chemical	Universal Studios Orlando
Bank of the West	GE Healthcare	Neoris USA	U.S. Bancorp
Bayer	General Dynamics	Nestle USA	U.S. Foodservice
Bayer CropScience	General Motors	New York Life	Valero Energy
Boeing	GlaxoSmithKline	NIKE	Verizon
Bombardier Transportation	Goodyear Tire & Rubber	Nokia	Volvo Group North America
BP	Google	Northrop Grumman	Wachovia
Bristol-Myers Squibb	Great-West Life Annuity	Northwestern Mutual	Walt Disney
Bunge	Hannaford	Novartis	Washington Mutual
Burlington Northern Santa Fe	Harris Bank	Novartis Consumer Health	Wellpoint
Capital One Financial	Hartford Financial Services	Occidental Petroleum	Wells Fargo
Cardinal Health	HBO	Panasonic of North America	Westinghouse Electric
Cargill	HCA Healthcare	PepsiCo	Weyerhaeuser
Caterpillar	Health Care Services	Pfizer	Whirlpool
Chevron	Hess	Proctor & Gamble	Wyeth Pharmaceuticals
Chrysler	Hewlett-Packard	Prudential Financial	Xerox
CHS	Hitachi Data Systems	Raytheon	Zurich North America
CIGNA	Hoffmann-La Roche	RBC Dain Rauscher
Cisco Systems	Honeywell	RGA Reinsurance Group of America
CITGO Petroleum	HSBC North America	Rio Tinto
Citigroup	Humana	Robert Bosch
Citizens Bank	IBM	Roche Diagnostics
CNA	ING	Roche Palo Alto
Coca-Cola	Intel	Sanofi-Aventis
Compass Bancshares	International Paper	Sanofi Pasteur
ConocoPhillips	Itochu International	SCA Americas
Constellation Energy	J.C. Penney Company	Schlumberger
Continental Automotive Systems	John Hancock	Schneider Electric
Cox Enterprises	Johns-Mansville	7-Eleven
CSC	Johnson Controls	Shaw Industries
CVS Caremark	Kaiser Foundation Health Plan	Shell Oil
Daimler Trucks North America	Kimberly-Clark	Siemens
Dannon	Koch Industries	Sodexho
De Lage Landen Financial Services	Kohl’s	Sony Corporation of America
Dell	Kraft Foods	Sony Ericsson Mobile Communications
Delphi	Kroger	Southern Company Services

ATTACHMENT B

PRE-APPROVAL POLICIES AND PROCEDURES ADOPTED BY THE AUDIT COMMITTEE FOR

AUDIT AND NON-AUDIT SERVICES

I.	Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.	Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.	All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.	Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.	Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.	Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

ATTACHMENT C

2009 ALCOA STOCK INCENTIVE PLAN

SECTION 1. PURPOSE. The purpose of the 2009 Alcoa Stock Incentive Plan is to encourage selected Directors and Employees to acquire an increased proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of shareholders.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended.

“Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, or any other right, interest, or option relating to Shares or other property granted pursuant to the provisions of the Plan.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

“Board” means the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any one person or more than one person acting as a group (as determined in accordance with Section 1.409A-3(i)(5)(v)(B) of the regulations promulgated under the Code) (a “Person”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), in either case whether by purchase in the market, tender offer, reorganization, merger, statutory share exchange or consolidation, other similar transaction involving the Company or any of its subsidiaries or otherwise (a “Transaction”), common stock of the Company possessing 30% or more of the total voting power of the stock of the Company unless (A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Transaction own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Transaction of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Transaction were members of the board of directors of the Company at the time of the Transaction (which in the case of a market purchase shall be the date 30% ownership was first acquired, in the case of a tender offer, when at least 30% of the Company’s shares were tendered, and in other events upon the execution of the initial agreement or of the action of the Board providing for such Transaction); and provided, further, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board before the date of such appointment or election; or

(c) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Compensation and Benefits Committee of the Board, or any successor to such committee, or a subcommittee thereof, composed of no fewer than two directors, each of whom is a Non-Employee director and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

“Company” means Alcoa Inc., a Pennsylvania corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

“Director” means a member of the Board of Directors of the Company who is not an Employee.

“Employee” means any employee (including any officer or employee director) of the Company or of any Subsidiary.

“Executive Officer” means an officer who is designated as an executive officer by the Board or by its designees in accordance with the definition of executive officer under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

“Fair Market Value” with respect to Shares on any given date means the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

“Family Member” has the same meaning as such term is defined in Form S-8 (or any successor form) promulgated under the Securities Act of 1933, as amended.

“Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

“Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. All Options granted under the Plan are intended to be nonqualified stock options for purposes of the Code.

“Participant” means an Employee or a Director who is selected to receive an Award under the Plan.

“Performance Award” means any award granted pursuant to Section 11 hereof in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or other awards of property, including cash, that have a performance feature described in Section 11.

“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured. A Performance Period may not be less than one year.

“Plan” means this 2009 Alcoa Stock Incentive Plan, as amended and restated from time to time.

“Prior Plans” mean the 2004 Alcoa Stock Incentive Plan, the Long Term Stock Incentive Plan of Aluminum Company of America; the Alcoa Stock Incentive Plan; the Reynolds Metals Company 1996 Nonqualified Stock Option Plan; the Reynolds Metals Company 1999 Nonqualified Stock Option Plan; and the Cordant Technologies Inc. Amended and Restated 1996 Stock Award Plan, each as amended and restated from time to time.

“Restricted Shares” has the meaning given in Section 8.

“Restricted Share Unit” has the meaning given it in Section 9.

“Shares” means the shares of common stock of the Company, $1.00 par value.

“Stock Appreciation Right” means any right granted under Section 7.

“Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock in such corporation or entity, and any corporation, partnership, joint venture, limited liability company or other business entity as to which the Company possesses a significant ownership interest, directly or indirectly, as determined by the Committee.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Employee Participant hereunder; (iii) determine the number of Shares to be covered by each Employee Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Employee Award granted hereunder; (v) determine whether, to what extent and under what circumstances Employee Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Employee Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant and any shareholder; provided that the Board shall approve any decisions affecting Director Awards.

The Board shall have full power and authority, upon the recommendation of the Governance and Nominating Committee of the Board to: (i) select the Directors of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Director Participant hereunder; (iii) determine the number of Shares to be covered by each Director Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Director Award granted hereunder; (v) determine whether, to what extent and under what circumstances Director Awards may be settled in cash, Shares or other property or canceled or suspended; and (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to a Director Award under this Plan shall be deferred either automatically or at the election of the Director. For purposes of the Plan, an Award to a Director shall not exceed 10,000 shares in any one-year period.

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a) Subject to the adjustment provisions of Section 4(f) below and the provisions of Section 4(b), commencing May 8, 2009, up to 35 million Shares may be issued under the Plan. Any award other than an Option or a Stock Appreciation right shall count as 1.75 Shares for purposes of the foregoing authorization. Options and Stock Appreciation Rights shall be counted as one Share for each Option or Stock Appreciation Right.

(b) In addition to the Shares authorized by Section 4(a), the following Shares shall become available for issuance under the Plan: (i) Shares that are issued under the Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the Award, and (ii) Shares that had previously been issued under Prior Plans that are outstanding as of the date of the Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the Award. The following Shares shall not become available for issuance under the Plan: (x) Shares tendered in payment of an Option, and (y) Shares withheld for taxes. Shares purchased by the Company using Stock Option proceeds shall not be added to the Plan limit and if Stock Appreciation Rights are settled in Shares, each Stock Appreciation Right shall count as one Share whether or not Shares are actually issued or transferred under the Plan.

(c) Shares shall be deemed to be issued hereunder only when and to the extent that payment or settlement of an Award is actually made in Shares. Notwithstanding anything herein to the contrary, the Committee may at any time authorize a cash payment in lieu of Shares, including without limitation if there are insufficient Shares available for issuance under the Plan to satisfy an obligation created under the Plan.

(d) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

(e) Shares issued or granted in connection with Substitute Awards shall not reduce the Shares available for issuance under the Plan or to a Participant in any calendar year.

(f) Subject to Section 12, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards (including any Awards granted to Directors) as the Committee in its sole discretion deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided that the number of Shares subject to any Award shall always be a whole number and in the event of a Change in Control, the provisions of Section 12 shall govern.

(g) Any outstanding Awards granted under Prior Plans before the expiration date of the Prior Plans shall continue to be subject to the terms and conditions of the Prior Plans.

SECTION 5. ELIGIBILITY. Any Director or Employee shall be eligible to be selected as a Participant.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan may be evidenced by an Award Agreement in such form as the Committee from time to time approves. Any such Option shall be subject to the terms and conditions required by this Section 6 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may deem appropriate in each case.

(a) Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that, except in connection with an adjustment provided for in Section 4(f) or Substitute Awards, such purchase price shall not be less than the Fair Market Value of the Share on the date of the grant of the Option. The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on an Option.

(b) Option Period. The term of each Option granted hereunder shall not exceed ten years from the date the Option is granted.

(c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant, provided, however, that the minimum vesting period of an Option shall be one year.

(d) Method Of Exercise. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted to Participants on such terms and conditions as the Committee may determine, subject to the requirements of the Plan. A Stock Appreciation Right shall confer on the holder a right to receive, upon exercise, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(f), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property or any combination thereof, as the Committee, in its sole discretion, shall determine. The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on a Stock Appreciation Right.

(a) Grant Price. The grant price for a Stock Appreciation Right shall be determined by the Committee, provided, however, and except as provided in Section 4(f) and Substitute Awards, that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.

(b) Term. The term of each Stock Appreciation Right shall not exceed ten years from the date of grant, or if granted in tandem with an Option, the expiration date of the Option. The minimum vesting period of a Stock Appreciation Right shall be one year.

(c) Time And Method Of Exercise. The Committee shall establish the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

SECTION 8. RESTRICTED SHARES.

(a) Definition. A Restricted Share means any Share issued with the contingency or restriction that the holder may not sell, transfer, pledge or assign such Share and with such other contingencies or restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any contingency or restriction on the right to vote such Share and the right to receive any cash dividends), which contingencies and restrictions may lapse separately or in combination, at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(b) Issuance. A Restricted Share Award shall be subject to contingencies or restrictions imposed by the Committee during a period of time specified by the Committee (the “Contingency Period”). Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Share Awards need not be the same with respect to each recipient.

(c) Registration. Any Restricted Share issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, contingencies and restrictions applicable to such Award.

(d) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment for any reason during the Contingency Period, all Restricted Shares still subject to any contingency or restriction shall be forfeited by the Participant and reacquired by the Company. Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the Participant promptly after the Contingency Period, as determined or modified by the Committee, shall expire.

(e) Minimum Restrictions. Restricted Share Awards that are restricted only on the passage of time shall have a minimum three-year pro-rata restriction period (the restrictions lapse each year as to 1/3 of the Restricted Share Awards); provided, however, that a restriction period of less than this period may be approved for Awards with respect to up to 5% of the Shares authorized under the Plan.

(f) Section 83(b) Election. A Participant may, with the consent of the Committee, make an election under Section 83(b) of the Code to report the value of Restricted Shares as income on the date of grant.

SECTION 9. RESTRICTED SHARE UNITS.

(a) Definition. A Restricted Share Unit is an Award of a right to receive, in cash or shares, as the Committee may determine, the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such terms and conditions as the Committee may determine at the time of the grant, which are not inconsistent with this Plan.

(b) Terms and Conditions. In addition to the terms and conditions that may be established at the time of a grant of Restricted Share Unit Awards, the following terms and conditions apply:

(i) Restricted Share Unit Awards may not be sold, pledged (except as permitted under Section 15(a)) or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable contingency, restriction or performance period lapses.

(ii) Restricted Share Unit Awards that are vested only on the passage of time shall have a minimum three-year pro-rata vesting period (1/3 vests each year); provided, however, that a vesting period of less than three years may be approved for Restricted Share Unit Awards with respect to up to 5% of the Shares authorized under the Plan.

(iii) Shares (including securities convertible into Shares) subject to Restricted Share Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right granted under this Section 9 thereafter shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(iv) The terms and conditions of Restricted Share Unit Awards need not be the same with respect to each recipient.

SECTION 10. OTHER AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Awards”) may be granted to Participants. Other Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom, and the time or times at which, such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards. The provisions of Other Awards need not be the same with respect to each recipient. Other Awards shall not exceed 5% of the Shares available for issuance under this Plan.

SECTION 11. PERFORMANCE AWARDS. Awards with a performance feature are referred to as “Performance Awards”. Performance Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or Other Awards with the features and restrictions applicable thereto. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award, provided that the minimum performance period shall be one year. Performance Awards may be paid in cash, Shares, other property or any combination thereof in the sole discretion of the Committee. The performance levels to be achieved for each Performance Period and the amount of the Award to be paid shall be conclusively determined by the Committee. Except as provided in Section 12, Each Performance Award shall be paid following the end of the Performance Period or, if later, the date on which any applicable contingency or restriction has ended.

SECTION 12. CHANGE IN CONTROL PROVISIONS.

(a) Effect of a Change in Control on Existing Awards under this Plan. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i)	any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

(ii)	the contingencies or restrictions applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all contingencies, restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iii)	all Performance Awards shall be considered to be earned and payable at the target amount of Shares covered by the Award, to the extent that the Change in Control occurs during the Performance Period, or at the calculated award level, to the extent that the Change in Control occurs after the Performance Period, and shall be immediately settled or distributed. Any contingency or other restriction applicable to such Performance Awards shall lapse and the Performance Awards will become fully vested and transferable to the full extent of the original grant; and

(iv)	the contingencies, restrictions and other conditions applicable to any Restricted Share Units, or any other Awards shall lapse, and such Awards shall become free of all contingencies, restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b) Change in Control Settlement. Notwithstanding any other provision of this Plan, if approved by the Committee, Participants may receive a cash settlement of existing Awards under clauses (i) and (ii) below, upon a Change in Control.

(i)	a Participant who holds an Option or Stock Appreciation Right may, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right, surrender the Option or Stock Appreciation Right to the Company and receive cash, within 30 days of the Change in Control in an amount equal to the amount by which the Fair Market Value of the Shares on the date of the Change in Control exceed the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation Right; and

(ii)	a Participant who holds Restricted Share Units may, in lieu of receiving Shares which have vested under Section 12 (a)(iv) of this Plan, receive cash, within 30 days of a Change in Control, in an amount equal to the Fair Market Value of the Shares on the date of the Change in Control multiplied by the number of Restricted Share Units held by the Participant.

SECTION 13. CODE SECTION 162(m) PROVISIONS.

(a) Notwithstanding any other provision of this Plan, if the Committee determines at the time a Restricted Share Award, a Performance Award or a Restricted Share Unit Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 13 is applicable to such Award.

(b) If an Award is subject to this Section 13, then the lapsing of contingencies or restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement by the Company or any Subsidiary, or any division or business unit thereof, as appropriate, of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following all of which may be calculated to exclude special items, extraordinary items or nonrecurring items: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income or after-tax income; (iv) operating profit; (v) earnings per common share (basic or diluted); (vi) return on assets (net or gross); (vii) return on capital; (viii) returns on sales or revenues; (ix) share price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise); (xi) implementation or completion of critical projects or processes; (xii) economic value added or created; (xiii) cumulative earnings per share growth; (xiv) achievement of cost reduction goals; (xv) return on shareholders’ equity; (xvi) total shareholders’ return improvement or relative performance as compared with other selected companies; (xvii) reduction of days working capital or inventory; or (xviii) operating margin or profit margin; (xix) cost targets, reductions and savings, productivity and efficiencies; (xx) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; or (xxii) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary or business unit of the Company for or within which the Participant is primarily employed. Performance goals may be based upon the attainment of specified levels of Company, Subsidiary or unit performance under one or more of the measures described above relative to the performance of other comparator companies or groups of companies, and may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned, and a level of performance at which an Award will be fully earned. Performance goals shall be set by the Committee (and any adjustments shall be made by the Committee) within the time period prescribed by, and shall otherwise comply with, the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

(c) Notwithstanding any provision of this Plan other than Section 12, with respect to any Award that is subject to this Section 13, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals.

(d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(e) For purposes of complying with Section 162(m) limitations on “performance-based compensation,” and subject to Section 4(f), no Participant may be granted Options and/or Stock Appreciation Rights in any calendar year with respect to more than 4,000,000 Shares, or Restricted Share Awards or Restricted Share Unit Awards covering more than 1,000,000 Shares. The maximum dollar value payable with respect to Performance Awards that are valued with reference to property other than Shares and granted to any Participant in any one calendar year is $10,000,000.

SECTION 14. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that notwithstanding any other provision in this Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made: (i) without shareholder approval, if a proposed amendment or alteration would increase the benefits accruing to Participants, increase the maximum number of shares which may be issued under the Plan (except as provided in Section 4), modify the Plan’s eligibility requirements, or accelerate, lapse or waive restrictions other than in the case of death, disability, retirement or change in control; or (ii) without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award except as provided in Section 15(e) and (f). Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States or to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply.

SECTION 15. GENERAL PROVISIONS.

(a) Transferability of Awards. Awards may be transferred by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. A Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Awards may be transferred to one or more Family Members, individually or jointly, or to a trust whose beneficiaries include the Participant or one or more Family Members under terms and conditions established by the Committee. The Committee shall have authority to determine, at the time of grant, any other rights or restrictions applicable to the transfer of Awards; provided however, that no Award may be transferred to a third party for value or consideration. Any Award shall be null and void and without effect upon any attempted assignment or transfer, except as provided in this Plan or the terms and conditions established for an Award, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce or trustee process or similar process, whether legal or equitable.

(b) Award Entitlement. No Employee or Director shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

(c) Terms and Conditions of Award. The prospective recipient of any Award under the Plan shall be deemed to have become a Participant subject to all the applicable terms and conditions of the Award upon the grant of the Award to the prospective recipient, unless the prospective recipient notifies the Company within 30 days of the grant that the prospective recipient does not accept the Award.

(d) Award Adjustments. Except as provided in Section 13, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.

(e) Committee Right to Cancel. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended at any time prior to a Change in Control: (i) if an Employee, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company; or (ii) the Participant’s willful engagement in conduct which is injurious to the Company, monetarily or otherwise. For purposes of clause (ii), no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company; or (iii) misconduct described in Section 15(f). In the event of a dispute concerning the application of this Section 15(e), no claim by the Company shall be given effect unless the Board determines that there is clear and convincing evidence that the Committee has the right to cancel an Award or Awards hereunder, and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to the Participant and an opportunity for the Participant to provide information to the Board in such manner as the Board, in its sole discretion, deems to be appropriate under the circumstances).

(f) Clawback. Notwithstanding any other provision of the Plan to the contrary, in accordance with the Company’s Corporate Governance Guidelines, if the Board learns of any misconduct by an Executive Officer that contributed to the Company having to restate all or a portion of its financial statements, the Board will, to the full extent permitted by governing law, in all appropriate cases, effect the cancellation and recovery of Awards (or the value of Awards) previously granted to the Executive Officer if: (i) the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the Award had the financial results been properly reported would have been lower than the amount actually awarded.

(g) Stock Certificate Legends. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Compliance with Securities Laws. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other laws to which such offer, if made, would be subject.

(i) Dividends. No Award of Options or Stock Appreciation Rights shall have the right to receive dividends or dividend equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an

Award of Restricted Share Units or Restricted Shares may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, dividends or dividend equivalents may, if so determined by the Committee, be accrued on Restricted Share Units that have a performance feature and paid after the awards are earned; provided that, no dividends or dividend equivalents shall be paid on the number (if any) of Restricted Share Units that have not been earned during a performance period.

(j) Consideration for Awards. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(k) Delegation of Authority by Committee. The Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Executive Officers or Directors of the Company and to cancel or suspend Awards to Employees who are not Executive Officers or Directors of the Company.

(l) Withholding Taxes. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes by delivery of or transfer of Shares to the Company or by directing the Company to retain Shares otherwise deliverable in connection with the Award.

(m) Other Compensatory Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(n) Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

(o) Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(p) Awards to Non-U.S. Employees. Awards may be granted to Employees and Directors who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees and Directors who are not foreign nationals or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home countries.

(q) Repricing Prohibited. Except as provided in Section 4(f), the terms of outstanding Options or Stock Appreciation Rights may not be amended, and action may not otherwise be taken without shareholder approval, to: (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) replace outstanding Options or Stock Appreciation Rights in exchange for other Awards or cash.

(r) Deferral. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash or other property to the extent that such deferral complies with Section 409A and any regulations or guidance promulgated thereunder. The Committee may also authorize the payment or crediting of interest, dividends or dividend equivalents on any deferred amounts.

(s) Compliance with Section 409A of the Code. Except to the extent specifically provided otherwise by the Committee and notwithstanding any other provision of the Plan, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, payment, distribution, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, payment, distribution, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

SECTION 16. TERM OF PLAN. No Award shall be granted pursuant to the Plan after May 7, 2019, but any Award theretofore granted may extend beyond that date. The effective date of the Plan shall be the date it is approved by the shareholders of the Company. If the shareholders of the Company do not approve the Plan, then the Plan and all rights hereunder shall immediately terminate and no Participant (or any permitted transferee) shall have any remaining rights under the Plan and any Award granted under it shall be cancelled.

SECTION 17. TERMINATION OF PRIOR PLAN. No stock options or other awards may be granted under the 2004 Alcoa Stock Incentive Plan after April 30, 2009, but all such awards theretofore granted shall extend for the full stated terms thereof and be administered under the 2004 Alcoa Stock Incentive Plan. Notwithstanding any other provision to the contrary, all outstanding awards previously granted under Prior Plans shall be governed by the terms and conditions of the applicable Prior Plans under which such awards were granted.

ATTACHMENT D

DIRECTOR INDEPENDENCE STANDARDS

1.	In no event will a director be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Alcoa Inc. (“Alcoa”) or any subsidiary in the consolidated group (together with Alcoa, the “company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the company, other than the director’s relationship with Alcoa as a director. In each case, the Board shall consider all relevant facts and circumstances and shall apply these Director Independence Standards.

2.	If, within the last three years:

•	The director is or has been an employee of the company; or

•	An immediate family member of the director is or has been an executive officer of the company; or

•

The director has received, or his or her immediate family member has received, during any 12 month period within the last three years more than $120,000 in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) (Compensation received by an immediate family member for service as an employee of the company (other than an executive officer) need not be considered in determining independence under this test.); or

•	The director or an immediate family member is a current partner of a firm that is the company’s external auditor; or

•	The director or an immediate family member is a current employee of the external auditor and personally works on the company’s audit; or

•	The director or an immediate family member was, within the last three years, a partner or employee of the external auditor and personally worked on the company’s audit within that time; or

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Alcoa Inc. for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

3.	In addition to the independence standards applicable to independent directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company, other than director fees and any regular benefits that other directors receive for services on the board or board committees.

4.	The determination of whether a director is independent will be made by the directors who satisfy the independence standards.

5.	For purposes of the determination of a director’s independence, “immediate family member” means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. When applying the three-year look-back provision, individuals will not be considered who are no longer immediate family members as a result of legal separation, divorce, death or incapacity.

6.	As used herein, “executive officer” means the executive officers of the company designated by the board of directors.

7.	These Director Independence Standards list all material relationships between Alcoa and a director of Alcoa. Any relationships not listed above and not required to be disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission are deemed to be categorically immaterial.

ATTACHMENT E

AUDIT COMMITTEE CHARTER

Mission Statement

The primary purpose of the Audit Committee (the “committee”) of the Board of Directors (the “board”) of Alcoa Inc. (the “company”) is:

(A) to assist the Board of Directors to fulfill its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the company’s internal audit function and independent auditors; and

(B) to prepare the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the company’s annual proxy statement.

Membership

The committee shall consist of at least three directors, the exact number to be determined from time to time by the board.

The members of the committee shall meet the independence requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”), law or regulation. At least one member of the committee shall be an audit committee financial expert, as determined by the board.

The members of the committee shall be appointed by a majority vote of the board from among its members based on the recommendations of the Governance and Nominating Committee and shall serve until such member’s successor is duly appointed and qualified or until such member’s resignation or removal by a majority vote of the board.

No member of the committee may serve simultaneously on the audit committees of more than two other public companies, unless the board determines that such simultaneous service would not impair such director’s ability to serve effectively on the committee and such determination is disclosed in the company’s annual proxy statement.

Authority and Responsibilities

The committee’s function is not to replace the company’s management, internal auditors and outside auditors, but rather one of oversight. It is the responsibility of the company’s management to prepare the company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls, and it is the internal and outside auditors’ responsibility to review and, when appropriate, audit these financial statements and internal controls. The committee recognizes that the financial management and the internal and outside auditors have more knowledge and information about the company than do committee members. Consequently, in carrying out its oversight responsibilities, the committee should not be expected to provide any expert or special assurance as to the company’s financial statements or internal controls or any professional certification as to the outside auditors’ work.

In carrying out its oversight responsibilities, the committee shall undertake the following activities and have the following authority (in addition to any others that the board may from time to time delegate to the committee):

1.

The committee shall have sole authority and be directly responsible for the retention, compensation, oversight, evaluation and termination (subject, if applicable, to shareholder ratification) of the work of the company’s outside auditors for the purpose of preparing or issuing an audit report or related work. The company’s outside auditors shall report directly to the committee.

2.	The committee shall review and pre-approve (a) auditing services (including those performed for purposes of providing comfort letters and statutory audits) and (b) non-auditing services that exceed a de minimis standard established by the committee, which are rendered to the company by its outside auditors (including fees).

3.	The committee shall:

(a)	receive from the outside auditors, at least annually, a written report describing: (i) the outside auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues; and (iii) (to assess the outside auditors’ independence) all relationships between the outside auditors and the company, including the matters covered by Independence Standards Board Standard Number 1; and

(b)	review and discuss with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

4.	After reviewing the foregoing report and the outside auditors’ work throughout the year, the committee shall evaluate the outside auditors’ qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner(s) of the outside auditors. In making its evaluation, the committee may take into account the opinions of management and the company’s internal auditors (or other personnel responsible for the internal audit function) and shall take appropriate action in response to the outside auditors’ report and the opinions of those the committee consults to satisfy itself of the outside auditors’ independence and adequate performance.

5.	The committee should further consider whether, in order to assure the continuing independence of the outside auditors, there should be regular rotation of the lead audit partner (in addition to what may already be required by law or regulation).

6.	The committee shall establish clear hiring policies with respect to employees and former employees of the outside auditors.

7.	The committee shall review and discuss with management, the outside auditors and the internal auditors the performance and adequacy of the company’s internal audit function, including the internal auditors’ responsibilities, budget, staffing, the Internal Audit Statement of Responsibilities and any proposed changes in the audit scope, plan or procedures from the prior period. The committee shall review and concur in the appointment, replacement or dismissal of the chief internal audit executive.

8.	The committee shall meet regularly with management. In addition, the committee shall meet separately, and without management present (and, in any event, not less than four times a year) with (a) the General Counsel of the company; (b) the Chief Financial Officer of the company; (c) the company’s internal auditors; and (d) the company’s outside auditors.

9.	The committee shall review and discuss with management and the outside auditors on a quarterly basis prior to filing quarterly or annual financial statements: (a) the audited financial statements to be included in the company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K); (b) the quarterly financial statements to be included in Form 10-Q; (c) the company’s disclosures in the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (d) the company’s disclosure controls and procedures (including any significant internal control deficiencies or material weaknesses and any changes implemented in light of material control deficiencies or weaknesses); and (e) any fraud that involves management or other employees who have a significant role in the company’s internal controls.

10.	In connection with the annual audit and review by the outside auditors of the financial information included in the company’s Quarterly Reports on Form 10-Q, the committee shall, prior to the filing of the Form 10-K or Form 10-Q, as applicable, discuss with the outside auditors the results of their audit or review and the matters required to be discussed by Statement on Auditing Standards No. 90 (SAS 90), as amended or supplemented. In addition, the chairman or his designee shall, before the quarterly earnings press releases are released, discuss with the outside auditors the results of their review of quarterly earnings press releases and the matters required to be discussed by SAS 90.

11.	The committee shall receive from the company’s outside auditors and, where applicable, the company’s internal auditors, timely reports concerning:

(a)	major issues regarding accounting principles and financial statement presentations, including all critical accounting policies and practices and any changes in the selection or application of accounting principles;

(b)	all significant financial reporting issues and judgments, including all critical accounting estimates and alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management of the company, the ramifications of the use of such alternative estimates or treatments and the estimate/treatment preferred by the auditors;

(c)	the effect of regulatory or accounting initiatives, as well as off-balance sheet transactions, on the financial statements; and

(d)	any material written communications between the auditors and the management of the company (such as any management letter or schedule of unadjusted differences).

12.	The committee shall review with the outside auditors and the internal auditors any audit problems or difficulties encountered (including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management) and management’s response. The committee shall be responsible for the resolution of disagreements among the company’s management, the outside auditors and the internal auditors regarding financial reporting.

13.	The committee shall review with the internal auditor and the external auditor their annual audit plans and the degree of coordination of such plans.

14.	Based on the above review and discussions, the committee shall determine whether to recommend to the board that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K.

15.	The committee shall prepare the report of the audit committee required by the rules of the SEC to be included in the company’s annual proxy statement.

16.	The committee shall periodically discuss with management the types of information to be disclosed and the types of presentations to be made in quarterly earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies or otherwise made public.

17.	The committee shall discuss with management, the internal auditors and the outside auditors the company’s policies with respect to risk assessment and risk management. This discussion should cover the company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

18.	The committee shall review the annual audit report regarding officers’ expense accounts and perquisites and the results of the annual survey of compliance with the company’s Business Conduct Policies.

19.	The committee shall review with the company’s general counsel, the internal auditors and other appropriate parties legal matters that may have a material impact on the company’s financial statements, the company’s compliance policies and procedures and any material reports received from or communications with regulators or government agencies.

20.	The committee shall (a) regularly receive reports from management regarding compliance with the Business Conduct Policies and the Code of Ethics for the CEO, CFO and Other Financial Professionals and the procedures established to monitor compliance with the Business Conduct Policies and the Code of Ethics for the CEO, CFO and Other Financial Professionals; (b) review requests for waivers from (i) the Code of Ethics for the CEO, CFO and Other Financial Professionals; and (ii) from the Business Conduct Policies with respect to directors and executive officers; and (c) promptly disclose any waivers that are required by regulation or listing standards to be disclosed publicly.

21.	The committee shall oversee and regularly review the adequacy and performance of established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls and/or auditing matters; and (b) the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

22.	The committee shall review its own performance and reassess the adequacy of this charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full board for review, discussion and approval.

23.	The committee shall have the authority to engage and obtain advice and assistance from internal or external legal, accounting or other advisors, without having to seek board approval.

24.	The committee shall make determinations with respect to funding by the company with respect to the payment of the company’s outside auditors and any other advisors retained by the committee.

Structure and Operations

The board shall designate one member of the committee to act as its chairperson. The committee shall meet in person or telephonically at least four times per year at such times and places determined by the committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the committee or its chairperson. The chairperson, with input from the other members of the committee, shall set the agendas for committee meetings; such agendas shall be distributed to the full board. Two members of the committee shall constitute a quorum; when more than two members are present, the act of a majority of such members at a meeting at which a quorum exists shall be the act of the committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the committee.

The committee may request that any directors, officers or other employees of the company, or any other persons whose advice and counsel are sought by the committee, attend any meeting of the committee to provide such pertinent information as the committee requests. The committee may exclude from its meetings any persons it deems appropriate in order for it to fulfill its responsibilities.

The committee may form and delegate authority to subcommittees when appropriate. In particular, the committee may also delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the committee at the next committee meeting.

The committee shall maintain minutes or other records of its meetings and shall give regular reports to the board on these meetings, including the committee’s actions, conclusions and recommendations and such other matters as required by this charter or as the board may from time to time specify.

Except as expressly provided in this charter, the company’s by-laws or the company’s Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

Compensation

No member of the committee may receive, directly or indirectly, any compensation from the company other than (i) fees paid to directors for service on the board (including customary perquisites and other benefits that all directors receive), (ii) additional fees paid to directors for service on a committee of the board (including the committee) or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the board.

A07-15039

Alcoa Annual Meeting of Shareholders	Admission Ticket
9:30 a.m. Friday, May 8, 2009	This ticket is not transferable.
Senator John Heinz History Center
1212 Smallman Street
Pittsburgh, Pennsylvania 15222

Please keep this ticket to be admitted to the annual meeting.

¯  Fold and detach here  ¯

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VOTE BY MAIL

THREE WAYS TO VOTE

Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Vote By Internet—Have your proxy card available when you access the Web site www.cesvote.com and follow the simple directions presented to record your vote.

Vote By Telephone—Have your proxy card available when you call toll-free 1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 8, 2009, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 8, 2009—the proxy statement and the annual report are available at
www.ViewMaterial.com/AA.

Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET
Access this Web site to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683

➢

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Alcoa Inc. 390 Park Avenue New York, NY 10022-4608

                            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I authorize Ronald D. Dickel, Tony R. Thene and Kurt R. Waldo, together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, May 8, 2009, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan, the Alcoa Employee Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

(continued from the other side)	(RETURNIN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

P R O X Y	Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR items 1, 2 and 3 and AGAINST item 4.
DIRECTORS RECOMMEND A VOTE FOR THESE DIRECTORS /CANDIDATES

1. Election of Directors – Nominees to serve a three-year term:

          1. Kathryn S. Fuller        2. Judith M. Gueron        3. Patricia F. Russo        4. Ernesto Zedillo

    ☐ FOR all listed nominees            ☐ WITHHOLD vote for all listed nominees

    ☐ WITHHOLD vote only from

	DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#2)	2. Proposal to Ratify the Independent Auditor ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN
	DIRECTORS RECOMMEND A VOTE FOR THIS ITEM (#3)	3. Proposal to Approve 2009 Alcoa Stock Incentive Plan ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN
	DIRECTORS RECOMMEND A VOTE AGAINST THIS ITEM (#4)	4. Shareholder Proposal Simple Majority Vote ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	❑ I will attend the 2009 annual meeting.

PLEASE VOTE, SIGN, DATE AND RETURN	➢	Date , 2009
(Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)